Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of July 18, 2010, by and between Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Purchaser”), and Vanship Holdings Limited, a Liberian corporation (the “Seller”).
WITNESSETH:
     WHEREAS, Seller directly owns all of the issued and outstanding shares of capital stock of the seven special purpose vehicle companies listed in Schedule 3.2(f) (the “Vessel Owning Subsidiaries”) (collectively, the capital stock of such Vessel Owning Subsidiaries referred to as the “Seller Subsidiary Shares”);
     WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser and Purchaser desires to purchase the Vessel Owning Subsidiaries from Seller; and
     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
1.1	Definitions. All defined terms not otherwise defined herein shall have the meanings ascribed to them in Article XI.
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale of the Seller Subsidiary Shares. Subject to the terms and conditions set forth in this Agreement, Seller shall sell and transfer, or cause the transfer of, the Seller Subsidiary Shares to the Purchaser and the Purchaser shall purchase and accept the transfer of and pay for the Seller Subsidiary Shares at the Closing. Such Seller Subsidiary Shares shall be free of all Encumbrances (other than Permitted Encumbrances), but as of the Closing, Seller will transfer such Seller Subsidiary Shares free and clear of any Encumbrances, other than restrictions on transfer under applicable securities Laws and Encumbrances placed thereon by Purchaser) and with all rights that attach (or may in the future attach) to such Seller Subsidiary Shares including, the right to receive all dividends, distributions and revenues declared or received in respect of any period commencing after the Closing Date. For the avoidance of doubt, subject to compliance with the Existing Loan Documents, the Seller shall retain and be entitled to receive and retain for its own benefit all dividends and distributions declared and paid prior to the Closing Date in respect of revenues received on or prior to the Closing Date for services rendered by the applicable Vessel Owning Subsidiary for any period up to and including the Closing Date. Under no circumstance however shall the Seller be entitled to receive any dividend, distribution or revenue with respect to any amounts received by any Vessel Owning Subsidiary for services to be provided by any Vessel Owning Subsidiary after the Closing Date. The aggregate purchase price for the Seller Subsidiary Shares, to be paid as provided in Sections 2.2 and 2.3, is (i) $576,000,000 in cash, subject to adjustment as set forth herein (the “Cash Portion”), plus (ii) $11,000,000 of shares of the common stock, par value $0.0001 per share, of the Purchaser (the “Common Stock”) (the shares of Common Stock to be issued pursuant to this Agreement are referred to herein as the “Securities”), calculated based on the closing trading price of the Common Stock on the principal securities exchange on which such Common Stock may at the time be listed, averaged over the period of the 15 immediately prior consecutive trading days prior to the Closing Date (as adjusted in accordance with Section 10.14, if applicable), or in lieu of the Securities, $11,000,000 in cash at the option of the Purchaser, subject to the provisions of the last paragraph of Section 6.1. The Closing shall take place at the offices of the Purchaser in Piraeus, Greece.
     2.2 Transactions to be Effected at the Closing.
          (a) Closing Purchaser Deliverables. At the Closing, the Purchaser shall deliver or cause to be delivered to Seller the following:
               (i) an amount equal to $576,000,000 in cash, minus the sum of (A) Estimated Assumed Debt (as defined below) and (B) Estimated Remaining Installments (as defined below), and further adjusted upwards or downwards by the Estimated Working Capital (as defined below) depending on whether such Estimated Working Capital is a positive or negative number (the “Cash Closing Payment”). The Cash Closing Payment shall be made by the Purchaser in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to the Purchaser no later than three Business Days prior to the Closing Date;
               (ii) one or more stock certificates duly registered in the name of Seller, evidencing the Securities; provided that, to provide for the potential adjustment as set forth in Section 2.3 below, to provide the Purchaser with recourse in connection with any potential claims against the Seller under Article VIII hereof, and to provide security for Charter Extensions as set forth below, at the Closing, all of the Securities (or $11,000,000 cash if the Purchaser exercises its option to pay in cash in lieu of the Securities in accordance with Section 2.1 above) (the “Escrow Fund”) shall be delivered by the Purchaser to the Escrow Agent to be held by the Escrow Agent in accordance with the terms and conditions of the escrow agreement, in substantially the form attached hereto as Exhibit A-1, and for a one year period after Closing, subject to extension as provided therein (the “Post-Closing Escrow Agreement”); provided, that, $3,000,000 of such Escrow Fund (the “Charter Escrow”) shall be allocated and held by the Escrow Agent in the Escrow Fund, in accordance with the terms and conditions of the escrow agreement, in substantially the form attached hereto as Exhibit A-2 (the “Charter Escrow Agreement”) solely as security for Seller’s obligation to obtain extensions of the Time Charters on the Newbuild Vessel and the Shinyo Saowalak to their original 15-year terms (the “Charter Extensions”), such Charter Extensions to be on the terms (including daily hire rate) of the existing Time Charters with respect to such Vessels (respectively). If Seller is able to obtain a Charter Extension within 14 years from Closing, then 50% of the Charter Escrow shall, within five days thereof, be released to Seller. If Seller is able to obtain the other Charter Extension within 14 years from Closing, then the balance of the Charter Escrow shall be released to Seller within five days thereof. After 14 years from Closing, the balance, if any, of the Charter Escrow shall be released to Purchaser;
               (iii) copies of resolutions of the board of directors of the Purchaser authorizing the execution and delivery of this Agreement and the other Transaction Documents and performance of the Purchaser’s obligations hereby and thereby, certified by the secretary of the Purchaser as being in effect as of the Closing;
               (iv) the New Performance Guarantee, duly executed by the Purchaser in favor of the Builder; and
               (v) those agreements, certificates, authentications and other documents required to be delivered by the Purchaser as set forth in Section 6.1 below.
          (b) Closing Seller Deliverables. At the Closing, Seller shall deliver or cause to be delivered to the Purchaser the following:
               (i) appropriate stock transfer documents in respect of all of the capital stock of each Vessel Owning Subsidiary duly executed by the registered owner thereof together with share certificates representing such shares of capital stock as required in order to fully effect the transfer thereof to the Purchaser (or its designees), including, as applicable an instrument of transfer signed by the Seller, subject only to execution of appropriate stock transfer documents by the Purchaser or its designees and payment of applicable stamp duty;
               (ii) copies of (A) resolutions of the board of directors of the Seller and, if applicable, the stockholders of Seller, authorizing the execution and delivery of this Agreement and the other Transaction Documents and performance of the Seller’s obligations hereby and thereby, certified by the secretary or a director of the Seller as being in effect as of the Closing and (B) resolutions of the directors of each of the Vessel Owning Subsidiaries approving the transfer of the applicable Seller Subsidiary Shares to the Purchaser, subject only to execution of appropriate stock transfer documents by the Purchaser or its designees and payment of applicable stamp duty;
               (iii) a confirmation by Newbuild Owner that there is no change to the Updated List of Credit/Debt Items delivered to the Purchaser, other than any such changes made in compliance with Section 4.1 hereof;
               (iv) provided that Purchaser’s New Performance Guarantee is delivered under Section 2.2(a)(iv), an agreement, duly executed by the Builder and Seller, terminating the Existing Performance Guarantee with an acknowledgement that all obligations of the Seller thereunder have been satisfied and no obligations remain outstanding; and
               (v) those agreements, certificates, authentications and other documents required to be delivered by Seller as set forth in Section 6.2 below.

     2.3 Adjustments.
          (a) Seller’s Estimated Closing Statement. Two days prior to Closing, Seller will deliver to the Purchaser a statement (the “Seller’s Estimated Closing Statement”) setting forth the Seller’s good faith estimated calculations of (i) Assumed Debt (the “Estimated Assumed Debt”), (ii) Working Capital (the “Estimated Working Capital”), and (iii) Remaining Installments (the “Estimated Remaining Installments”), as of Closing. The Seller’s calculation of Estimated Working Capital shall be prepared in accordance with GAAP, with such revisions as are necessary (whether or not required by GAAP) to conform to the definition of Working Capital set forth in this Agreement.
          (b) Review of Seller’s Estimated Closing Statement. After the Closing Date, Purchaser and its independent accountant may review the Seller’s Estimated Closing Statement and may make inquiry of Seller and its representatives, and Seller will make available to Purchaser and its representatives, as reasonably requested, all books and records relating to such Seller’s Estimated Closing Statement within their possession. The Seller’s Estimated Closing Statement shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified Seller in writing of any objections thereto consistent with the provisions of this Section 2.3 within 90 days after the Closing Date (such notice, “Purchaser’s Section 2.3(b) Notice”). Purchaser’s Section 2.3(b) Notice shall specify in reasonable detail each item on the Seller’s Estimated Closing Statement that Purchaser disputes, a summary of the reasons for such dispute and any other portion of the Seller’s Estimated Closing Statement shall be deemed not to be disputed by the Purchaser.
          (c) Disputes. Purchaser shall make available to Seller and its representatives, as reasonably requested, all books and records relating to Purchaser’s Section 2.3(b) Notice within its possession. In the event that Seller disputes any amounts reflected on Purchaser’s Section 2.3(b) Notice, Seller shall notify Purchaser in writing (such notice, a “Section 2.3(c) Notice”), within 30 days after the delivery of Purchaser’s Section 2.3(b) Notice (the “Adjustment Dispute Deadline”), setting forth the amount, nature and basis of the dispute (“Adjustment Dispute”). Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such Adjustment Dispute. Upon their failure to do so, Seller or Purchaser, may within 10 days from the end of such 10 day period so appoint Ernst & Young on their joint behalf to resolve such Adjustment Dispute (the “Section 2.3(c) Accountant”). The Section 2.3(c) Accountant shall resolve the dispute based solely on presentations by Seller and Purchaser and shall render its decision (together with a brief explanation of the basis therefor) as soon as reasonably practicable but in any event no later than 45 days following submission of the dispute to it. The fees and expenses of the Section 2.3(c) Accountant shall be borne equally by Seller and Purchaser unless the Section 2.3(c) Accountant decides, based on its determination with respect to the reasonableness of the respective positions of Purchaser and Seller that the allocation of fees and expenses between the parties should be made and should be borne in unequal proportions. The Adjustment Dispute Award shall be the sole recourse and remedy of the parties regarding any Adjustment Dispute. The Adjustment Dispute Award shall constitute a final and binding arbitration award and may be entered as a judgment by any court of competent jurisdiction.

          (d) Final Closing Statement. The Assumed Debt, the Working Capital and the Remaining Installments, as finally determined pursuant to the foregoing provisions of this Section 2.3, shall be referred to herein as the “Final Closing Statement”.
          (e) Post-Closing Adjustments.
               (i) Following Closing, as soon as practicable (but not more than five Business Days after the determination of the amount of Assumed Debt in accordance with this Section 2.3), the amount, if any, by which the Assumed Debt at Closing is (i) greater than the Estimated Assumed Debt at Closing, shall be paid by the Seller to the Purchaser, first by means of a reduction of the Securities (or cash if Securities have been converted thereto) held under the Post-Closing Escrow Agreement, if any are so held, and then, if such amount in the Post-Closing Escrow Agreement is insufficient to satisfy such adjustment, with respect to the balance thereof in immediately available funds by wire transfer to an account of Purchaser designated in writing by Purchaser to Seller, no later than three Business Days prior to the date that such payment is due, or (ii) less than the Estimated Assumed Debt at Closing, shall be paid by the Purchaser to the Seller in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Purchaser, no later than three Business Days prior to the date that such payment is due.
               (ii) Following Closing, as soon as practicable (but not more than five Business Days after the determination of the amount of Working Capital in accordance with this Section 2.3), the amount, if any, by which Working Capital at Closing is (i) less than Estimated Worked Capital at Closing, shall be paid by the Seller to the Purchaser, first by means of a reduction of the Securities (or cash if the Securities have been converted thereto) held under the Post-Closing Escrow Agreement, if any are so held, and then, if such amount in the Post-Closing Escrow Agreement is insufficient to satisfy such adjustment, with respect to the balance thereof in immediately available funds by wire transfer to an account of Purchaser designated in writing by Purchaser to Seller, no later than three Business Days prior to the date that such payment is due, or (ii) greater than the Estimated Working Capital at Closing, shall be paid by the Purchaser to the Seller in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Purchaser, no later than three Business Days prior to the date that such payment is due.
               (iii) Following the Closing, as soon as practicable (but not more than five Business Days after the determination of the amount of Remaining Installments in accordance with this Section 2.3, the amount, if any, by which the Remaining Installments is (i) greater than the Estimated Remaining Installments, shall be paid by the Seller to the Purchaser, first by means of a reduction of the Securities (or cash if the Securities have been converted thereto) held under the Post-Closing Escrow Agreement, and then, if such amount in the Post-Closing Escrow Agreement is insufficient to satisfy such adjustment, with respect to the balance thereof in immediately available funds by wire transfer to an account of Purchaser designated in writing by Purchaser to Seller, no later than three Business Days prior to the date that such payment is due, or (ii) less than the Estimated Remaining Installments, shall be paid by the Purchaser to the Seller in immediately available funds by wire transfer to an account of Seller designated in writing by Seller to Purchaser, no later than three Business Days prior to the date that such payment is due.

               (iv) For the purposes of this Agreement, any and all Securities shall be deemed to be valued at the same amount per Security as set forth in Section 2.1(a)(ii), subject only to equitable adjustments in accordance with Section 10.14 for events the record date of which occur after the Closing.
               (v) The limitations set forth in Section 8.5 shall not apply to any adjustments required under this Section 2.3.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to Seller as follows:
          (a) Organization and Qualification of Purchaser. The Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. The Purchaser is not in violation of any of the provisions of its memorandum, certificate or articles of incorporation, bye-laws or other organizational or charter documents. The Purchaser is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where such failure to qualify would not and would not reasonably be expected to cause, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (b) Organization and Qualification of Purchaser Subsidiaries. Each Subsidiary of the Purchaser (each, a “Purchaser Subsidiary”) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. No Purchaser Subsidiary is in violation of any of the provisions of its memorandum, certificate or articles of incorporation, bye-laws or other organizational or charter documents. Each Purchaser Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where such failure to qualify would not and would not reasonably be expected to cause, individually or in the aggregate, a Purchaser Material Adverse Effect.
          (c) Authorization; Enforcement. The Purchaser has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no further consent or action is required by the Purchaser, its board of directors or its shareholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Purchaser and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.
          (d) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not, and will not (i) conflict with or violate any provision of the Purchaser’s memorandum, certificate or articles of incorporation, bye-laws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice, lapse of time, or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Purchaser is a party or by which any property or asset of the Purchaser is bound, or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Entity to which the Purchaser is subject (including, assuming the accuracy of the representations and warranties of Seller set forth in Section 3.2(z) hereof, foreign, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Purchaser or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Purchaser is bound or affected.
          (e) Government Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser does not and will not require any consent, approval, Authorization or other order of, action by, filing with or notification to any Governmental Entity.
          (f) SEC Reports. The Purchaser has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Such reports required to be filed by the Purchaser under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed by the Purchaser under the Exchange Act, whether or not any such reports were required being collectively referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports filed by the Purchaser complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Purchaser, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Purchaser’s Form 6-K’s available on the SEC’s EDGAR system has been filed and not furnished to the SEC.
          (g) Purchaser’s Vessels. The SEC Reports sets forth an accurate and complete list of each vessel owning Subsidiary of the Purchaser, describing the respective company’s name, type of entity, the jurisdiction and date of its incorporation or organization and the vessel(s) owned by such Subsidiary. Except as disclosed in the SEC Reports, (i) Purchaser owns, directly or indirectly, all of the capital stock or comparable equity interests of each such Subsidiary, and (ii) each such Subsidiary has good and valid title to the vessel(s) so described subject to (A) the loan agreements as described in the SEC Reports and (B) Encumbrances similar to the Permitted Encumbrances.
          (h) The Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances and will not be subject to preemptive or similar rights.
          (i) Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of the Purchaser, who would be entitled to any fee or commission from the Seller in connection with this Agreement or the transactions contemplated hereunder.
          (j) Financing. At Closing, Purchaser will have sufficient funds available in cash to pay the Cash Closing Payment and all other amounts payable by Purchaser under this Agreement.
          (k) Litigation.
               (i) There is no Action (A) pending or, to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any or any of their respective properties or assets, or (B) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Purchaser’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
               (ii) There is no unsatisfied judgment, penalty or award entered, issued or rendered by any Governmental Entity against or affecting the Purchaser or any of its Subsidiaries or any of their respective properties or assets. There is no unsatisfied order (other than general orders applying to classes of vessels or their owners and not specifically to the Purchaser or its Subsidiaries) entered, issued or rendered by any Governmental Entity to which any of its Subsidiaries or any of their respective properties or assets are subject.
          (l) Compliance. Neither the Purchaser nor any of its Subsidiaries is in violation of any statute, rule or regulation of any Governmental Entity, except where such violation would not and would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (m) Absence of Certain Changes and Events. Since the date of the acquisition reflected in Purchaser’s Form 6-K, filed on June 4, 2010 (which is reflected in Purchaser’s unaudited pro-forma balance sheet, dated as of December 31, 2009, included in such Form 6-K), the business of the Purchaser and each of its Subsidiaries has been conducted in the ordinary course and consistent with past practice and neither the Purchaser nor any of its Subsidiaries has experienced any Purchaser Material Adverse Effect.

          (n) Compliance with Anti-Corruption Laws. The Purchaser and each of its Subsidiaries conduct their respective businesses in compliance with all applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.
          (o) Exclusion. Purchaser acknowledges and agrees that the Seller makes no and has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents and in any certificate furnished by or on behalf of the Seller pursuant to the provisions of this Agreement.
          (p) Regulation S. The Purchaser:
               (i) is offering and selling the Securities in an offshore transaction within the meaning, and meeting the requirements of, Rule 903 under the Securities Act;
               (ii) and its Affiliates and each Person acting on its or their behalf has not engaged, nor will any of them engage, in any directed selling efforts with respect to the Securities (within the meaning of Rule 903 under the Securities Act).
     3.2 Representations and Warranties of Seller. Seller hereby represents and warrants to the Purchaser as follows, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Purchaser (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule:
          (a) Organization and Qualification. The Seller and each of the Vessel Owning Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Seller nor any Vessel Owning Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter documents. The Seller and each of the Vessel Owning Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where such failure to qualify would not and would not reasonably be expected to cause, individually or in the aggregate, a Seller Material Adverse Effect.
          (b) Authorization; Enforcement. Seller has the requisite corporate authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by Seller and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and no further consent or action is required by Seller, its Board of Directors or its shareholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by Seller and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.
          (c) Corporate Books and Records. The minute books of each of the Vessel Owning Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, boards of directors and all committees of the boards of directors of each of the Vessel Owning Subsidiaries, respectively. Complete copies of all such minute books and of the shareholder lists of each of the Vessel Owning Subsidiaries have been made available to the Purchaser. At the Closing, Seller will deliver, or cause to be delivered, to Purchaser or its designee all of the books and records of each of the Vessel Owning Subsidiaries.
          (d) No Conflicts. Except as set forth on Schedule 3.2(d), the execution, delivery and performance of the Transaction Documents to which it is a party by Seller and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of Seller’s or any Vessel Owning Subsidiary’s certificate or articles of incorporation, bye-laws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which Seller or any Vessel Owning Subsidiary is a party or by which any property or asset of Seller or any Vessel Owning Subsidiary is bound, or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Entity to which Seller or a Vessel Owning Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Purchaser, foreign, U.S. federal and state securities laws), or by which any property or asset of Seller or a Vessel Owning Subsidiary is bound or affected.
          (e) Government Consents and Approvals. The execution, delivery and performance of this Agreement by Seller does not and will not require any Authorization or other order of, action by, filing with or notification to any Governmental Entity, except as described in Schedule 3.2(e).
          (f) Vessel Owning Subsidiaries; Seller Subsidiary Shares. Schedule 3.2(f) sets forth a list for each Vessel Owning Subsidiary describing the respective company’s name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or comparable equity interests, the number and type of its issued and outstanding shares of capital stock or comparable equity interests and the current ownership of such shares or comparable equity interests. Except as disclosed in Schedule 3.2(f) hereto, (i) Seller owns, directly or indirectly, all of the capital stock or comparable equity interests of each Vessel Owning Subsidiary free and clear of any Encumbrance (other than Permitted Encumbrances, but as of the Closing will transfer to Purchaser such capital stock or comparable equity interests free and clear of any Encumbrances other than restrictions on transfer under applicable securities Laws and Encumbrances placed on such capital stock or comparable equity interests by Purchaser) and all the issued and outstanding shares of capital stock or comparable equity interests of each Vessel Owning Subsidiary are validly issued and are fully paid, and are not subject to any preemptive and similar rights; (ii) there are no options, warrants, convertible securities, or other rights, agreements or commitments of such character relating to the capital stock of any Vessel Owning Subsidiary or obligating Seller or any Vessel Owning Subsidiary to issue or sell any shares of capital stock of, or any other equity interest in, any Vessel Owning Subsidiary; and (iii) other than in respect of the financing arrangements under the Existing Loan Documents, there are no voting trusts, shareholders agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of capital stock or any other equity interests in any Vessel Owning Subsidiary.
          (g) Financial Statements. (i) True and complete copies of (A) the combined financial statements of each of Shinyo Loyalty Limited, Shinyo Kannika Limited, Shinyo Navigator Limited, Shinyo Ocean Limited, Shinyo Dream Limited and Shinyo Saowalak Limited (collectively, the “Combined Entities”), and (B) individual financial statements of Newbuild Owner, respectively, consisting of the combined balance sheet of the Combined Entities and the balance sheet of Newbuild Owner as at December 31, 2008 and 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years ended December 31, 2007, 2008 and 2009 (or since inception in the case of the Newbuild Owner) (the “Audited Financial Statements”; notwithstanding anything to the contrary set forth in this Section 3.2(g)(i), subsequent to the receipt of the financial statements contemplated by Section 5.6, the terms “Interim Financial Statements,” “Financial Statements” and “Audited Financial Statements” shall have the respective meanings as set forth in Section 3.1(g)(ii) below and the term “Combined Entities” shall refer to all of the Vessel Owning Subsidiaries), and unaudited financial statements, respectively, consisting of the combined balance sheet of the Combined Entities and the balance sheet of Newbuild Owner as at March 31, 2009 and 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month periods ended March 31, 2009 and 2010 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are attached hereto as Schedule 3.2(g). The Financial Statements (1) of the Combined Entities have been prepared in accordance with GAAP and (2) of Newbuild Owner have been prepared in accordance with Hong Kong generally accepted accounting principles, in each case applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year end adjustments (the effect of which, to the Knowledge of the Seller, will not be materially adverse) and the absence of certain note disclosures. The Financial Statements are based on the books and records of the Combined Entities or Newbuild Owner (as applicable), and the Audited Financial Statements fairly present the financial condition of the Combined Entities or Newbuild Owner (as applicable) as of their respective dates and the results of the operations of the Combined Entities or Newbuild Owner (as applicable) for the periods indicated.
               (ii) The financial statements to be delivered to Purchaser pursuant to Sections 5.4 and 5.6 will be true and complete copies of the combined financial statements of all of the Vessel Owning Subsidiaries, consisting of the combined balance sheet of all of the Vessel Owning Subsidiaries as at December 31, 2008 and 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years ended December 31, 2007, 2008 and 2009 (the “Audited Financial Statements”), and unaudited financial statements, consisting of the combined balance sheet of all of the Vessel Owning Subsidiaries as at June 30, 2009 and 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month periods ended June 30, 2009 and 2010 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial

Statements of the Combined Entities will be prepared in accordance with GAAP, in each case applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year end adjustments (the effect of which, to the Knowledge of the Seller, will not be materially adverse) and the absence of certain note disclosures. The Financial Statements will be based on the books and records of the Combined Entities, and the Audited Financial Statements will fairly present the financial condition of the Combined Entities as of their respective dates and the results of the operations of the Combined Entities for the periods indicated.
          (h) Absence of Undisclosed Liabilities. Other than with respect to Taxes (which are covered by Section 3.2(w) of this Agreement) and except as set forth in Schedule 3.2(h), none of the Vessel Owning Subsidiaries is subject to any liabilities except for (i) liabilities to the extent disclosed or reserved against in the Interim Financial Statements, (ii) liabilities which are incurred by any of the Vessel Owning Subsidiaries as a result of this Agreement or any other Transaction Document or incurred at the written request or direction, or with the written consent, of the Purchaser, and (iii) liabilities that have been incurred since the date of the latest balance sheet included in the Interim Financial Statements in the ordinary course of business of the Vessel Owning Subsidiaries.
          (i) Litigation.
               (i) Except as set forth in Schedule 3.2(i), there is no Action (A) pending or to Seller’s Knowledge, threatened against or affecting any of the Vessel Owning Subsidiaries or any Vessel, or (B) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
               (ii) Except as set forth in Schedule 3.2(i), there is no unsatisfied judgment, penalty or award entered, issued or rendered by any Governmental Entity against or affecting any of the Vessel Owning Subsidiaries or any of their respective properties or assets. There is no unsatisfied order (other than general orders applying to classes of vessels or their owners and not specifically to the Vessel Owning Subsidiaries) entered, issued or rendered by any Governmental Entity to which any Vessel Owning Subsidiary or any of their respective properties or assets are subject.
          (j) Compliance. Except as described in Schedule 3.2(j) and other than with respect to Taxes (which are covered by Section 3.2(w) of this Agreement), no Vessel Owning Subsidiary is in violation of any statute, rule or regulation of any Governmental Entity, except where such violation would not and would not reasonably be expected to have a Seller Material Adverse Effect.
          (k) Title to Assets; Condition of Assets. Except for Vessels (which are covered by Section 3.2(x)), Schedule 3.2(k) sets forth a complete and accurate list of all the personal properties and assets, in each case which the Seller reasonably believes has a value of not less than $500,000, owned or leased by each of the Vessel Owning Subsidiaries, specifying whether each such asset is owned or leased and, in the case of leased assets, indicating the parties to and execution dates of the lease. Other than as set forth on Schedule 3.2(k), with respect to such personal properties and assets that are owned, each Vessel Owning Subsidiary has good and valid title to all of such properties and assets, including, without limitation, all properties and assets reflected as owned in the books and records of each Vessel Owning Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances). With respect to such personal properties and assets that are leased, all such leases are in full force and effect, except as would not have a Seller Material Adverse Effect. None of the Vessel Owning Subsidiaries or, to Seller’s Knowledge, any other party thereto is in breach of any of the terms of any such lease. None of the Vessel Owning Subsidiaries owns any real property or holds any real property under lease.
          (l) Exclusion. Seller acknowledges and agrees that the Purchaser makes no, and has not made any, representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents and in any certificate furnished by or on behalf of the Purchaser pursuant to the provisions of this Agreement.
          (m) Intellectual Property. Each of the Vessel Owning Subsidiaries owns, or possesses adequate rights or licenses to use, all Intellectual Property Rights necessary to conduct their respective businesses now conducted. Except as set forth in Schedule 3.2(m), the Intellectual Property Rights owned by the Vessel Owning Subsidiaries are valid and subsisting. To Seller’s Knowledge, none of the Vessel Owning Subsidiaries are infringing the Intellectual Property Rights of others. Except as set forth in Schedule 3.2(m), there is no claim, action or proceeding being made or brought, or to the Knowledge of Seller, being threatened, against any of the Vessel Owning Subsidiaries regarding the Intellectual Property Rights.
          (n) Insurance.
               (i) Schedule 3.2(n)(i) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers’ compensation, bond surety arrangements and “Hull and Machinery”) under which any Vessel Owning Subsidiary or Vessel is an insured, a named insured or otherwise the principal beneficiary of coverage: (A) the name, address and telephone number of the agent or broker, (B) the name of the insurer and the names of the principal insured and each named insured and (C) the policy number and the period of coverage. A copy of each such insurance policy has been made available to the Purchaser.
               (ii) With respect to each insurance policy set forth on Schedule 3.2(n)(i): (A) the policy is in full force and effect; (B) no Vessel Owning Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice) except where such breach or default would not have a Seller Material Adverse Effect, and to Seller’s Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (C) no party to the policy has given Seller or any Vessel Owning Subsidiary (or the Manager on behalf of any Vessel Owning Subsidiary) written notice of repudiation, or given Seller or any Vessel Owning Subsidiary (or the Manager on behalf of any Vessel Owning Subsidiary) written notice of an intent to repudiate, any provision thereof.

               (iii) Except as set forth on Schedule 3.2(n)(iii), each Built Vessel is insured in accordance with the provisions of the Time Charter and ship mortgages thereon and the requirements thereof.
               (iv) Schedule 3.2(n)(iv) sets forth a list of claims and the insurer’s reserve with respect to such claims pending, by any Vessel Owning Subsidiary under any insurance policy described in clause (i) of this Section 3.2(n).
          (o) Regulatory Permits. Each of the Vessel Owning Subsidiaries possesses all Authorizations issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses except where the failure to possess any such Authorization would not cause a Seller Material Adverse Effect (“Seller Permits”), and no Vessel Owning Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such Seller Permit.
          (p) Certain Interests. Except as disclosed in Schedule 3.2(p), no officer, director or shareholder of Seller or of any Vessel Owning Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director, shareholder:
               (i) has any direct or indirect financial interest in any supplier or customer of the Seller, provided, however, that the ownership of securities representing no more than five percent of the outstanding voting power of any such supplier or customer, and which are listed on any securities exchange or traded actively in the national over the counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such supplier or customer;
               (ii) is a party to any Contract with any Vessel Owning Subsidiary;
               (iii) has outstanding Indebtedness to any Vessel Owning Subsidiary; or
               (iv) owns, directly or indirectly, in whole or in part, any property that any Vessel Owning Subsidiary uses in the conduct of its business, other than with respect to any shareholder of Seller or of any Vessel Owning Subsidiary, in its capacity as a shareholder.
Except as disclosed in Schedule 3.2(p), no Vessel Owning Subsidiary has any liability or any other obligation of any nature whatsoever to any officer, director or shareholder of any Vessel Owning Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder. As of the Closing, all such liabilities or obligations set forth on Schedule 3.2(p) shall be satisfied or discharged.
          (q) Contracts.
               (i) Schedule 3.2(q) sets forth the following Contracts of each Vessel Owning Subsidiary currently in effect and which will not, in accordance with their respective terms, terminate, without any further obligation on the part of any Vessel Owning Subsidiary, on or prior to the Closing (such contracts and agreements being “Seller Material Contracts”): (A) each Contract to which a Vessel Owning Subsidiary is a party or is subject, which, for the avoidance of doubt, shall not include any Contract entered into by the Manager on behalf of, or as agent for, any Vessel Owning Subsidiary and (B) each Contract entered into by the Manager on behalf of, or as agent for, a Vessel Owning Subsidiary under the terms of which such Vessel Owning Subsidiary is required to pay, or entitled to recover, consideration of more than $50,000 in the aggregate over the remaining term of such Contract and which are not terminable within 12 months without penalty. The aggregate consideration that all Vessel Owning Subsidiaries are required to pay, or entitled to recover under all Contracts to which they are subject (other than those Contracts set forth on Schedule 3.2(q), is not more than $500,000 over the remaining terms of such Contracts. Notwithstanding the foregoing, Seller Material Contracts shall not include Contracts entered into by the Manager in connection with the dry-dockings referred to in Section 4.1(d) as to which Seller has agreed to bear all costs.
               (ii) Each Vessel Owning Subsidiary, as applicable, is in compliance with, and to Seller’s Knowledge, all other parties thereto are in compliance with, the provisions of each Seller Material Contract, except, in each case, where the failure to be in compliance with any such provision would not have a Seller Material Adverse Effect.
               (iii) To Seller’s Knowledge, no event has occurred which with or without the giving of notice or lapse of time, would give any Person the right to accelerate the maturity or performance of, or cancel, terminate or modify, any Seller Material Contract.
               (iv) Seller has made available accurate and complete copies of each Seller Material Contract to the Purchaser, except the Contracts identified in Section 3.2(q)(i)(B).
          (r) Compliance with Money Laundering Laws. The operations of each Vessel Owning Subsidiary have been conducted at all times in compliance with all applicable money laundering legal requirements (“Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving any Vessel Owning Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Seller, is threatened.
          (s) Compliance with Anti-Corruption Laws. The Vessel Owning Subsidiaries conduct their businesses in compliance with all applicable anti-corruption laws.
          (t) Employees. None of the Vessel Owning Subsidiaries have any employees nor have ever had any employees.
          (u) Labor Matters. The crew of each Vessel is engaged pursuant to a collective bargaining agreement or other labor union contract. There are no strikes, slowdowns, work stoppages or material controversies pending or, to the Knowledge of Seller or any Vessel Owning Subsidiaries, threatened by the crew of any Vessel, and no Vessel of a Vessel Owning Subsidiary has experienced any strike, slowdown, work stoppage or material controversy within the past 12 months. There are no unfair labor practice complaints (excluding immaterial grievances) pending against any Vessel Owning Subsidiary before any Governmental Entity or, to the Knowledge of Seller, any current union representation questions involving any Vessel Owning Subsidiary or crew of any Vessel. Each Vessel Owning Subsidiary is currently in compliance with all applicable employment and labor Laws, including those related to wages, hours and collective bargaining as required by the appropriate Governmental Entity and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except in each case where any failures to comply would not and would not reasonably be expected to cause, individually or in the aggregate, a Seller Material Adverse Effect. Each Vessel Owning Subsidiary has paid in full to all crew members of its Vessel or adequately accrued to the extent required by GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such crew members. To the Knowledge of Seller, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to crew member of any Vessel. To the Knowledge of Seller, no Vessel Owning Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any crew member of any Vessel. To the Knowledge of Seller, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any Vessel Owning Subsidiary or Vessel. To the Knowledge of Seller, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against any Vessel Owning Subsidiary before any Governmental Entity in any jurisdiction in which any Vessel has employed or currently employs any Person.
          (v) Environmental Laws. Except as would not have a Seller Material Adverse Effect, (i) each Vessel Owning Subsidiary and each Vessel is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Approvals required under Environmental Laws, (ii) there are no written or formal Environmental Claims pending or, to Seller’s Knowledge, threatened against any Vessel Owning Subsidiary or any Vessel pursuant to Environmental Laws and (A) pertaining to the management, handling or disposal of Hazardous Materials, (B) alleging violation by any Vessel Owning Subsidiary of, or liability under, any Environmental Law or Environmental Approval, or (C) alleging liability for Environmental Incidents and (iii) Hazardous Materials that have been used and/or disposed of on a Vessel during the period of their ownership by the relevant Vessel Owning Subsidiary have been used and disposed of in compliance with all Environmental Laws. The representations in this Section 3.2(v) constitute the sole and exclusive representations of the Seller regarding or relating in any way to environmental matters.
          (w) Tax Status. Each Vessel Owning Subsidiary (i) has made or filed all income and all other Tax Returns required by any jurisdiction to which it is subject, (ii) has paid all Taxes, shown or determined to be due on such Tax Returns, except those being contested in good faith, and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for taxable periods subsequent to the periods to which such Tax Returns apply. The Seller has made available to the Purchaser correct and complete copies of all Tax Returns filed with respect to each Vessel Owning Subsidiary for any taxable period ending after December 31, 2006, and copies of all correspondence to or from any Taxing Authority with respect thereto or any Tax Matter relating thereto, including any examination reports and statements of deficiencies assessed against or agreed to by any Vessel Owning Subsidiary. Other than as set forth in any Time Charter, any Tax sharing or allocation agreement to which any Vessel Owning Subsidiary is a party shall be terminated as of the Closing on terms that require no further payments by any party. Seller has made available to the Purchaser a true and complete copy of each such agreement as listed on Schedule 3.2(w). There are no unpaid Taxes claimed to be due by any Taxing Authority, and to the Knowledge of the Seller, there is no basis for any such claim. Notwithstanding anything to the contrary set forth herein, nothing herein shall be or be deemed to be a representation or warranty with respect to Taxes that may be required to be paid pursuant to Section 887 of the Code or Tax Returns that may have been required to be filed with respect thereto.
          (x) Vessels; Maritime Matters.
               (i) Each existing vessel owned by a Vessel Owning Subsidiary (such vessels, the “Built Vessels”) and the vessel currently being built for Shinyo Kieran Limited (a Vessel Owning Subsidiary) (such vessel, the “NewBuild Vessel,” and together with the Built Vessels are collectively referred to herein as the “Vessels”) are listed on Schedule 3.2(x). The use of the Built Vessels in the trades in which they are engaged is not in contravention of any applicable Laws and Maritime Guidelines where failure to comply with such Laws and Maritime Guidelines would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Each relevant Vessel Owning Subsidiary is qualified under all applicable Laws to own its respective Built Vessel as they are now being owned, including the Laws of each Built Vessel’s flag state. Each relevant Vessel Owning Subsidiary is qualified under all applicable Laws to operate its respective Built Vessel as they are now being operated, including the Laws of each Built Vessel’s flag state, except where any failure to be so qualified would not and would not reasonably be expected to cause, individually or in the aggregate, a Seller Material Adverse Effect.
               (ii) Except as set forth in Schedule 3.2(x), (A) each Built Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies and is in class with all class and trading certificates for vessels of the same age and type valid through the date of this Agreement and (B) to Seller’s Knowledge no event has occurred and no condition exists that would cause such Built Vessel’s class to be suspended or withdrawn, and (C) each Built Vessel is free of any outstanding recommendations affecting its class.
               (iii) Except as set forth in Schedule 3.2(x), each applicable Vessel Owning Subsidiary is the sole owner of each such Built Vessel as applicable and has good title to such Built Vessel, free and clear of all Encumbrances other than Permitted Encumbrances.
               (iv) Newbuild Owner has all rights, title and interest as purchaser under the Shipbuilding Contract and the Refund Guarantee free of Encumbrances, except for Permitted Encumbrances, all Installments which were due to be paid thereunder up to and including the date hereof have been duly paid to the Builder and there are no defaults or breaches by Newbuild Owner or, to the Seller’s Knowledge, by the Builder, under the Shipbuilding Contract in any such case which would permit the Builder to terminate the Shipbuilding Contract, or entitle the Builder to delay delivery of the Vessel for more than ten days.
               (v) The Refund Guarantee is in full force and effect.
          (y) Bank Accounts and Account Activity; Powers of Attorney. All of the bank accounts, safe deposit boxes and lock boxes used by each Vessel Owning Subsidiary (designating each authorized signatory) are listed in Schedule 3.2(y). Excepting the authorized signatories and any power of attorney granted under the Existing Loan Documents, no Vessel Owning Subsidiary has granted a power of attorney to any Person that will not have been terminated as of the Closing.
          (z) Seller Status. The Seller is “outside the United States” and not a “U.S. person,” as such terms are defined in Regulation S under the Securities Act, and is not acquiring the Securities for the account or benefit of any “U.S. person,” as that term is defined in Regulation S under the Securities Act.
          (aa) Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of the Seller or any Vessel Owning Subsidiary, who would be entitled to any fee or commission from the Purchaser or any Vessel Owning Subsidiary in connection with this Agreement or the transactions contemplated hereunder.
          (bb) Absence of Certain Changes and Events.
               (i) Since the date of the most recent balance sheet included in the Interim Financial Statements, except as disclosed in Schedule 3.2(bb), the business of each Vessel Owning Subsidiary has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as so disclosed in Schedule 3.2(bb) or in the Interim Financial Statements, since such date, no Vessel Owning Subsidiary has:
                    (A) permitted or allowed any of the assets or properties having a value in excess of $50,000 (whether tangible or intangible) of such Vessel Owning Subsidiary to be subjected to any Encumbrance (other than Permitted Encumbrances);
                    (B) except (1) in the ordinary course of business consistent with past practice or (2) as required or contemplated by this Agreement, or (3) liabilities reflected in the accounts of the relevant Vessel Owning Subsidiary, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any liability;
                    (C) except as required or contemplated by this Agreement, made any loan to, guaranteed any Indebtedness of or otherwise incurred any other Indebtedness on behalf of any Person;
                    (D) experienced any Seller Material Adverse Effect;
                    (E) except as required or contemplated by this Agreement, amended or changed its charter documents or any one or more of the Time Charter, Shipbuilding Contract, Refund Guarantee or Management Agreement to which it is a party;
                    (F) split, combined or reclassified any Equity Security, or authorized for issuance, any Equity Security;

                    (G) except as required or contemplated by this Agreement, and to Seller’s Knowledge, no other party has, accelerated, terminated, modified or cancelled any Seller Material Contract;
                    (H) experienced any material damage, destruction or loss with respect to any Vessel, whether or not covered by insurance;
                    (I) made any change in accounting practices;
                    (J) made any Tax election, changed its method of Tax accounting or settled any claim for Taxes other than payments of Taxes in the ordinary course or as required by Law; and
                    (K) agreed, whether in writing or otherwise, to do any of the foregoing.
          (cc) Swap Contracts. Schedule 3.2(cc) sets forth a list of all swap or derivative Contracts to which any Vessel Owning Subsidiary may be a party (collectively, the “Swap Contracts”), all of which shall be terminated and any liabilities thereunder shall be satisfied on or prior to Closing.
ARTICLE IV
COVENANTS OF PURCHASER AND SELLER
     4.1 Covenants.
          (a) Conduct of Business Prior to Closing. Seller covenants and agrees that between the date hereof and the time of the Closing, (1) except with the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) or (2) as required, contemplated or permitted by any Transaction Document: (A) Seller shall cause each Vessel Owning Subsidiary to:
               (i) perform in all material respects and in a timely manner all of their respective obligations and comply in all material respects with all covenants under each Seller Material Contract to which it is a party, including without limitation, its obligations for payment of any Installment which may become due prior to Closing under the Shipbuilding Contract (assuming the performance in all material respects and in a timely manner and compliance in all material respects with all covenants by the counterparties thereto);
               (ii) use its commercially reasonable efforts to preserve intact its present business organization and preserve its relationship with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, as commercially appropriate in the good faith judgment of the Vessel Owning Subsidiaries;

               (iii) use commercially reasonable efforts to maintain its material facilities and material assets in the same state of repair as they are on the date hereof, reasonable wear and tear excepted;
               (iv) promptly notify Purchaser of any event or occurrence not in the ordinary course of business;
               (v) maintain its books and records in accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all material Seller Permits and material insurances; and
(B) Seller shall additionally cause Newbuild Owner:
               (vi) make available to Purchaser copies of all material correspondence exchanged with the Builder in connection with the Shipbuilding Contract;
               (vii) not agree to any material change of plans and drawings provided by the Builder or approve any further material plans and/or material drawings to be provided by the Builder pursuant to the Shipbuilding Contract and/or agree upon any material change of the Updated List of Credit/Debit Items, without prior consultation with the Purchaser to the extent that the Purchaser is timely available for such consultation and it is not impracticable to do so;
               (viii) make the Updated List of Credit/Debit Items available to the Purchaser at least five days prior to the Closing Date;
               (ix) use commercially reasonable efforts to (x) maintain its material rights under the Shipbuilding Contract and Refund Guarantee and (y) maintain its business relations with the Builder; and
               (x) provide amended communication details to the Builder as instructed by the Purchaser in accordance with the requirements of the respective Shipbuilding Contract at the Closing.
          (b) Covenants with Respect to Existing Lenders. Each Party covenants and agrees that between the date hereof and the Closing (i) each Party shall provide the Existing Lenders to each Vessel Owning Subsidiary all such information as shall be reasonably requested by such Existing Lenders in connection with the substitution of the Purchaser for the Seller with respect to the applicable Existing Loan Guarantees upon the Closing, and (ii) each Party shall provide the Builder all such information as shall be reasonably requested by the Builder in connection with the issuance by the Purchaser of a replacement guarantee in substitution for, and release of, the Existing Performance Guarantee and in connection with obtaining the Builder’s consent under the Shipbuilding Contract to the sale of the Newbuild Owner to the Purchaser. In addition, Purchaser, if required by an Existing Lender, agrees to guarantee the performance of each Vessel Owning Subsidiary (other than the Newbuild Owner) under the applicable Existing Loan Documents as of the Closing and to guarantee the performance of Newbuild Owner under the Shipbuilding Contract as of the Closing and (whether or not so required) to procure the termination of the Existing Loan

Guarantees and the Existing Performance Guarantee at the Closing, as applicable, such that Seller will have no remaining obligations under such guarantees as of the Closing.
          (c) Negative Covenants. Seller covenants and agrees that between the date hereof and the time of the Closing, except (1) with the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned), or (2) as required, contemplated or permitted by any Transaction Document, Seller shall not permit a Vessel Owning Subsidiary to:
               (i) (A) other than (x) Contracts (including orders thereunder) for lube oil in the ordinary course of business consistent with past practice; and (y) in the case of emergencies or accidents where it is impractical to obtain Purchaser’s consent (to the extent so impractical) (collectively, the “Exclusions”), enter into any Contract that would cause the aggregate consideration that all Vessel Owning Subsidiaries are required to pay, or entitled to recover under all Contracts to which they are subject (other than the Contracts set forth on Schedule 3.2(q)), to be more than an aggregate of $500,000 over the remaining terms of such Contracts, or (B) become subject to any Contract entered into by the Manager on behalf of, or as agent for, a Vessel Owning Subsidiary, under the terms of which such Vessel Owning Subsidiary is required to pay, or entitled to recover, consideration of more than $50,000 in the aggregate over the term of such Contract and which is not terminable within 12 months without penalty;
               (ii) declare or pay any dividend, distribution or revenue with respect to any amounts received by any Vessel Owning Subsidiary for services to be provided by any Vessel Owning Subsidiary after the Closing Date;
               (iii) amend, modify, cancel or waive any rights under any Seller Material Contract or any insurance policy set forth on Schedule 3.2(n)(i) except as contemplated by this Agreement or as permitted by the Exclusions;
               (iv) hire any employees or, except in the ordinary course of business, engage any consultants or independent contractors, in each case other than in the ordinary course of business;
               (v) delay or postpone the payment of its accounts payable and other liabilities outside of the ordinary course of business consistent with past practice;
               (vi) (A) change in any material respect the accounting methods or practices followed, or (B) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes except payments of Taxes in the ordinary course or as required by Law;
               (vii) amend or modify its organizational documents;
               (viii) issue or authorize for issuance any Equity Security or redeem, purchase or otherwise acquire any Equity Security;
               (ix) cancel or amend any orders placed in respect of any materials or equipment having a value of not less than $50,000 in respect of each Vessel or any agreements made with the makers selected from the makers list (as referred to in the Shipbuilding Contract), except as permitted by the Exclusions;
               (x) enter into any employment agreement;
               (xi) establish, adopt or enter into, any employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former officers, directors or consultants;
               (xii) assume, incur or guarantee any Indebtedness;
               (xiii) mortgage, pledge or subject to Encumbrances any material properties or material assets other than Permitted Encumbrances;
               (xiv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
               (xv) make any capital expenditures, or commit to make any capital expenditure which in the aggregate exceed $500,000, except as permitted by the Exclusions;
               (xvi) make any filings or registrations, with any Governmental Entity, except filings and registrations made in the ordinary course of business or as required by Law;
               (xvii) other than pursuant to or in connection with any Transaction Document, be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of, its assets or Equity Securities or other securities;
               (xviii) make any changes in its accounting methods, principles or practices; or
               (xix) agree, whether in writing or otherwise, to do any of the foregoing.
Seller shall give written notice to Purchaser promptly after an event that constitutes an Exclusion, such written notice to describe the event constituting the Exclusion.
          (d) Notwithstanding any other provision of this Section 4.1, the Purchaser agrees that (x) between the date hereof and the Closing Date, the Seller may assume any amounts payable by a Vessel Owning Subsidiary to the Manager, provided that any resulting liabilities of any Vessel Owning Subsidiary to the Seller shall have been paid in full or extinguished as of the Closing Date (which extinguishment may be made by the Seller waiving or otherwise forgiving such liability) and (y) the Seller shall cause each of Shinyo Navigator Limited and Shinyo Dream Limited to have a special survey undertaken in respect of each of the Shinyo Navigator and C-Dream to the satisfaction of the Classification Society of each such Vessel, as applicable; and none of (x) or (y), or actions taken in connection therewith, shall require the consent of the Purchaser or be, or be deemed to be, in contravention of the covenants made in this Section 4.1. The fees, costs and expenses incurred in connection with each such special survey, including the costs of supplies and spare parts in respect thereof (“Survey Costs”) shall be paid as follows:
               (i) As soon as reasonably practicable following the date hereof, Seller will procure that Manager provides to Purchaser an estimate of Survey Costs, including itemized quotations from suppliers, purchase orders, a timetable for completion of any such survey not yet completed and amounts paid through the date hereof. Upon reasonable request of Purchaser from time to time thereafter upon not less than seven Business Days notice, and in any event as of a date not more than two Business Days prior to Closing, Seller will procure Manager to update such information, and provide a good faith estimate of all Survey Costs which will remain unpaid as of the Closing (“Unpaid Survey Costs”);
               (ii) Prior to Closing, Seller shall procure Manager to pay (and shall provide Manager with funds to pay) the Survey Costs for which invoices have been received at least seven Business Days before Closing and for which Manager has verified that the amount is undisputed and is owing and due (“Pre-Closing Survey Costs”);
               (iii) At Closing the Working Capital Liabilities included in the Estimated Working Capital shall include a current liability equal to the Unpaid Survey Costs. Following Closing Purchaser and Seller shall procure Manager applies such amounts received from Purchaser to the discharge of the Unpaid Survey Costs following Closing, at the time and in the manner hereinafter set forth.
               (iv) As and when invoices have been received by the Manager and forwarded to the Purchaser for Survey Costs and for which Manager has verified that the amount is undisputed and is owing and due the Purchaser shall pay an amount equal to the amount of such invoices to the Manager up to the amount of the Unpaid Survey Costs.
               (v) Purchaser shall keep Seller and shall procure that Manager, keeps, Seller, regularly informed of the progress of payment of the Survey Costs following Closing.
               (vi) As part of the preparation of the Final Closing Statement under Section 2.3, adjustments may be made to the amount of the Unpaid Survey Costs included in the Working Capital as finally determined under such provision. Following the settlement of amounts under Section 2.3(e)(ii), and following payment of all Survey Costs, Purchaser shall procure Manager to prepare an accounting of all Survey Costs paid, the amounts of Unpaid Survey Costs included in the Estimated Working Capital at Closing, the amounts paid by Seller to Purchaser pursuant to the Working Capital adjustment under Section 2.3, by Purchaser to Manager in accordance with this Section 4.1(d) and the amounts paid by Seller to Manager as Pre-Closing Survey Costs in respect thereof. To the extent Purchaser has received a greater amount with respect to Survey Costs (whether through the inclusion thereof in the definition of Estimated Working Capital or Working Capital or otherwise) than the Survey Costs that Purchaser has paid (either directly or through payments to the Manager), it shall repay the excess to Seller within five days of final determination thereof. To the extent Purchaser has received a lower amount with respect to Survey Costs (whether through the inclusion thereof in the definition of Estimated Working Capital or Working Capital or otherwise) than the Survey Costs that Purchaser has paid

(either directly or through payments to the Manager), Seller shall pay to Purchaser the difference within five days of final determination thereof. In the event of any dispute regarding the payments for Survey Costs and the accounting therefore, either Party shall be entitled to appoint the Section 2.3(c) Accountant to resolve such dispute and the provisions of Section 2.3(c) shall apply to resolution of such dispute as if such dispute were an Adjustment Dispute under such provision. The Seller and Purchaser shall, and shall procure that the Manager provides each of the others of them and the Section 2.3(c) Accountant (as necessary), with all information reasonably necessary for the verification of the amounts set forth in this Section 4.1(d) and for resolution of any such dispute.
               (e) Insurances. Within 14 days after execution of this Agreement, Purchaser shall advise Seller which of the insurance policies listed in Schedule 3.2(n)(i) it wishes to be maintained after Closing. If any of the insurers or any P&I Club declines to maintain any of the insurances after Closing, Seller shall advise Purchaser promptly upon becoming aware thereof and Purchaser shall have sole responsibility for arranging replacement insurances from the time of Closing. Other than any payment required for release from membership with the Swedish P&I Club, for which Seller shall be solely responsible, Seller shall have no liability for any insurance premia, calls or other payments in respect of any additional or alternative insurances arranged from Closing or arising out of the termination of any existing insurance or withdrawal of any Vessel from its existing P&I Club at or following Closing.
     4.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, Seller shall cause, and shall cause each Vessel Owning Subsidiary to: (a) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser, reasonable access, during normal business hours, to the offices, properties, Vessels, plants, other facilities, books and records of any Vessel Owning Subsidiary, as applicable, and (b) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser, such additional financial and operating data and other information regarding the assets, properties and goodwill of each Vessel Owning Subsidiary and the Vessels, as applicable, (or legible copies thereof) as the Purchaser, may from time to time reasonably request, in each case for the purpose of assessing the truth and accuracy of the representation and warranties of the Seller made in Section 3.2 hereof, preparing Purchaser’s public filings and compliance by the Seller with the covenants and agreements hereunder, provided further, however, that any such access shall be conducted with reasonable notice and at reasonable times and in such a manner as not to interfere with the operation of the Seller, the Vessel Owning Subsidiaries or the Vessels. If Purchaser requests from Seller any information which may violate applicable Law or result in a breach of attorney-client privilege or similar privilege, the Seller shall promptly indicate to Purchaser that there is such an issue and Parties will work together to attempt to promptly accommodate such request in a manner that will not violate Law and will preserve any such privilege.
     4.3 Confidentiality. Each of Seller and the Purchaser agree to, and shall cause each of their respective agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of clients, operations methods, business acquisition plans and all other confidential information with respect to Seller, the Vessel Owning Subsidiaries or the Purchaser, as applicable, and with respect to Purchaser prior to Closing use such information solely for the purposes of assessing the truth and accuracy of the representation and warranties of the Parties made in Article III hereof, preparation of Purchaser’s public filings and compliance by the Parties with the covenants and agreements hereunder; (b) in the event that Seller or the Purchaser or any of their respective agents, representatives, Affiliates, employees, officers or directors, becomes legally compelled to disclose any such information, provide Seller or the Purchaser, as applicable, with prompt written notice of such requirement so that Seller or the Purchaser, as applicable, may seek a protective order or other remedy or waive compliance with this Section 4.3; (c) in the event that such protective order or other remedy is not obtained, or Seller or the Purchaser, as applicable, waives compliance with this Section 4.3, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser or Seller, as applicable, any and all copies (in whatever form or medium) of all such confidential information then in the possession of either Seller or the Purchaser, as applicable, or any of their respective agents, representatives, Affiliates, employees, officers and directors, and destroy any and all additional copies then in the possession of either Seller or the Purchaser, as applicable, or any of their respective agents, representatives, Affiliates, employees, officers and directors, of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by either Seller, the Purchaser, as applicable, or any of their respective agents, representatives, Affiliates, employees, officers or directors, or of another obligation of confidence known to such Person at the time of such disclosure. Notwithstanding anything to the contrary set forth in this Section 4.3, subsequent to the execution of this Agreement, Purchaser may publicly disclose information relating to the Seller’s identity, the transactions contemplated by this Agreement or the Vessel Owning Subsidiaries, in each case, as required by law or regulation, including, but not limited to, in connection with maintaining Purchaser’s Prospectus, dated May 27, 2010, included in the Registration Statement on Form F-3 (Registration Number 333-151707). Each of Seller and the Purchaser agree and acknowledge that remedies at law for any breach of its obligations under this Section 4.3 are inadequate and that in addition thereto Seller and the Purchaser, as applicable, shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.
     4.4 Regulatory and Other Authorizations; Notices and Consents.
          (a) The Purchaser shall use its best efforts to obtain all Authorizations, consents, orders and approvals of all Governmental Entities and officials and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with Seller in promptly seeking to obtain all such Authorizations, consents, orders and approvals.
          (b) The Purchaser shall use its best efforts to obtain consents to Seller’s sale of the capital stock of the Vessel Owning Subsidiaries from each of the Existing Lenders, other than the consent of China Merchants Bank with respect to the Purchaser’s acquisition of the capital stock of Shinyo Saowalak Limited, which Seller shall use its best efforts to obtain.

          (c) The Purchaser shall give promptly such notices to third parties and use its best efforts to obtain such third party consents as Seller may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.
          (d) Seller shall cooperate and use all reasonable efforts to assist the Purchaser in giving such notices and obtaining such consents; provided, however, that Seller shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the term of any agreement or arrangement which Seller in its reasonable discretion may deem adverse to the interest of Seller, the Purchaser or the Vessel Owning Subsidiaries.
          (e) The Purchaser knows of no reason why all the consents, approvals and Authorizations necessary for the consummation of the transactions contemplated hereby will not be received.
          (f) Except for those Existing Lender consents which shall be Purchaser’s responsibility as set forth in Section 4.4(b) above, Seller shall use its best efforts to obtain all Authorizations, consents, orders and approvals of all Governmental Entities and officials and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such Authorizations, consents, orders, and approvals.
     4.5 Notice of Developments. Each of the parties hereto shall promptly notify the other party in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which results in any breach of a representation or warranty or covenant of such party in this Agreement or which has the effect of making any representation or warranty or covenant of such party in this Agreement untrue or incorrect in any respect.
     4.6 Good Faith Undertaking; Further Action. All transactions contemplated by this Agreement shall be conducted in good faith and on the basis set out or referenced in this Agreement and each party shall at all times act in good faith towards the other and shall use all reasonable efforts to ensure that this Agreement is observed. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     4.7 Termination of Swap Contracts. Seller shall take all actions necessary, and shall cause each Vessel Owning Subsidiary to take all actions necessary to terminate all Swap Contracts to which it is a party prior to or at the Closing.
     4.8 Publicity. Seller shall not engage in, encourage or support any publicity or disclosure of any kind or form in connection with this Agreement or the transactions contemplated hereby, unless the Purchaser shall agree in advance in writing on the form, timing and contents of any such publicity, announcement or disclosure. Notwithstanding anything to the contrary set forth herein, Purchaser may solely issue press releases regarding this Agreement and the transactions contemplated hereby, which shall not be subject to the prior consent of Seller, provided that, notwithstanding the foregoing, the Seller may make corrective publicity, announcements or disclosure or issue press releases if it reasonably believes that disclosure made by the Purchaser is materially inaccurate or disparaging as to Seller or the Vessel Owning Subsidiaries or any of their respective Affiliates, officers, directors or shareholders. In addition, Purchaser may solely publicly disclose information relating to the Seller’s identity, the transactions contemplated by this Agreement or the Vessel Owning Subsidiaries, in each case, as required by law or regulation, including, but not limited to, in connection with the Resale Registration Statement and maintaining Purchaser’s Prospectus, dated May 27, 2010, included in the Registration Statement on Form F-3 (Registration Number 333-151707).
ARTICLE V
OTHER AGREEMENTS OF THE PARTIES
     5.1 Resignations and Bank Accounts. On the Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors or members of other similar governing body of their position as a director and of all officers of their position as an officer of the Vessel Owning Subsidiaries being purchased and sold at such Closing and the signatories to the bank accounts of the Vessel Owning Subsidiaries being purchased and sold at such Closing shall be changed to Persons nominated by the Purchaser by written notice to the Seller at least seven days prior to the Closing.
     5.2 Intercompany Liabilities, Indebtedness. Prior to or at Closing, Seller shall, and shall cause each of the Vessel Owning Subsidiaries being purchased and sold at Closing to, settle, forgive or otherwise extinguish all Indebtedness or other liabilities owed to or from the Seller and its Affiliates (other than Indebtedness or liabilities to or from a Vessel Owning Subsidiary to another Vessel Owning Subsidiary being so purchased and sold at Closing).
     5.3 Tax Matters.
          (a) Notwithstanding any provision of this Agreement to the contrary, including Article VIII, all rights and remedies of the parties relating to Pre-Closing Taxes and Straddle Period Taxes, Losses arising from such Taxes and any other matter relating to such Taxes are set forth exclusively in this Section 5.3. The sole remedies, rights of payments and damages available with respect to such Taxes, Losses arising from such Taxes and any other matter relating to such Taxes are those set forth in this Section 5.3.
          (b) The Seller shall be liable for, and, subject to the provisions of this Section 5.3, shall pay, indemnify and hold harmless the Purchaser Indemnified Persons, on an after-Tax basis, against any and all Pre-Closing Taxes and any Losses arising from Pre-Closing Taxes. Seller shall be liable for, and subject to the provisions of this Section 5.3, shall pay, indemnify and hold harmless the Purchaser Indemnified Persons, on an after-Tax basis, against Seller’s Portion of any Straddle Period Taxes (including any amounts paid to Seller under Section 5.3 (j)) in excess of the Reserved Tax Liability and any Losses arising therefrom.

          (c) The Seller shall have exclusive authority subject to the provisions of this Section 5.3 to prepare and file or cause to be prepared and filed all Pre-Closing Tax Returns for each Vessel Owning Subsidiary, including any Estimated Tax Returns due on or prior to the Closing Date.
          (d) The Seller shall prepare and file or cause to be prepared and filed all Pre-Closing Tax Returns for all Vessel Owning Subsidiaries, including in respect of Section 887 Taxes. Each such Tax Return shall be true, correct and complete, shall be prepared in the same manner as the Tax Returns of the Vessel Owning Subsidiaries for the immediately preceding taxable year or period, except for the Section 887 Tax Returns described in Section 5.3(w), and shall not make, amend or terminate any election without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed). The Seller shall pay the Tax shown to be due on each such Tax Return. Promptly after the filing of each such Tax Return, Seller shall provide Purchaser with a copy of the Tax Return, together with proof of the payment of the Tax shown thereon to be due.
          (e) The Purchaser shall prepare (in accordance with the past practices of the relevant Vessel Owning Subsidiaries, except to the extent required by Law or as set forth in Section 5.3(w) below) the initial draft of all Straddle Period Tax Returns (other than Estimated Tax Returns due on or prior to the Closing Date) of each of the Vessel Owning Subsidiaries and shall submit such Tax Returns, along with a calculation of the Seller’s Portion of any Straddle Period Taxes relating to such Tax Returns (net of the Reserved Tax Liability for the relevant Vessel Owning Subsidiaries and net of any Prepaid Taxes related to such Straddle Period Taxes), to the Seller for its approval no later than 45 days prior to the due date thereof. No later than 15 days after the receipt of such Tax Return from the Purchaser, the Seller shall notify the Purchaser of any reasonable objections the Seller may have to items set forth in such draft Tax Returns and/or the calculation of the Sellers’ Portion of Straddle Period Taxes for which the Seller is responsible. The Purchaser and Seller agree to consult and resolve in good faith any such objections, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner consistent with the past practices with respect to such items unless otherwise required by Law.
          If the Seller and the Purchaser cannot resolve any and all objections by the 20th day prior to the due date of the Straddle Period Tax Returns that are the subject of the dispute, the issue involved shall be promptly submitted to an independent public accounting firm acceptable to both the Seller and the Purchaser; provided, however, that if the dispute or disagreement involves a matter of legal interpretation, then unless both parties consent in writing to the resolution of such dispute by such independent public accounting firm (which shall not be unreasonably withheld or delayed by either of them), such independent accounting firm shall select an outside attorney (1) experienced in the relevant Tax Law, and (2) mutually acceptable to the Seller and the Purchaser (which acceptance shall not be unreasonably withheld or delayed by either of them) to resolve such dispute or disagreement. If the Seller and the Purchaser cannot agree on an independent public accounting firm, the Section 2.3(c) Accountant shall be selected to resolve the dispute, subject to the proviso in the proceeding sentence with regard to matters of legal interpretation. The Seller and the Purchaser shall provide all necessary information to the independent accounting firm (or any outside attorney selected by such accounting firm), and shall instruct the independent accounting firm (or outside attorney selected by such accounting firm) to resolve the dispute, to the extent reasonably possible, no later than five days prior to the due date of such Tax Returns. The decision of the independent public accounting firm (and any outside attorney selected by such accounting firm) in resolving the dispute shall be final and binding. The fees and expenses incurred with respect to the independent public accounting firm and such attorney resolving the dispute shall be allocated fifty percent (50%) to the Seller and fifty percent (50%) to the Purchaser. All other fees and expenses incurred in resolving the dispute shall be borne by the party hereto that incurs such fees and expenses.
          Not later than three days prior to the due date of the Straddle Period Tax Returns, the Seller shall pay to the Purchaser the Seller’s Portion of Straddle Period Taxes in respect to such Tax Returns if such calculation shall not then be in dispute, provided that if any amount involved in such calculation shall then be in dispute under the provisions of the preceding paragraph, Seller shall pay to Purchaser the amount in dispute, upon receipt of a written acknowledgement by the Purchaser that it will repay to Seller any such amount, together with interest thereon, promptly after a determination pursuant to the provisions of the preceding paragraph that Seller does not owe such amount.
          (f) For purposes of this Agreement, Taxes related to a Straddle Period shall be apportioned to the Seller (“Seller’s Portion”) for the period up to and including the close of the Closing Date and to the Purchaser (“Purchaser’s Portion”) for the period subsequent to the Closing Date, determined as follows:
               (i) in the case of real property and personal property Taxes on a per-diem basis; and
               (ii) otherwise, as determined from the books and records of the relevant Vessel Owning Subsidiaries as though the taxable year of the Vessel Owning Subsidiary had terminated as of the close on the Closing Date, but excluding any Taxes attributable to a Section 338 Election or any other election made by or transaction undertaken by the Purchaser and excluding Section 887 Taxes and apportioning any annual exemption amount based on the relative number of days in the portion of the Straddle Period through and including the Closing Date and in the balance of the Straddle Period.
          For avoidance of doubt, Seller’s Portion of any Straddle Period Taxes shall be determined without regard to any Prepaid Taxes or Reserved Tax Liability.
          (g) The Purchaser shall have exclusive authority to prepare and file or cause to be prepared and filed all Tax Returns for all Vessel Owning Subsidiaries for all tax reporting periods that begin on or after the Closing Date. Notwithstanding any provision of this Agreement to the contrary, Purchaser or any of its nominated subsidiaries also shall have exclusive authority to make a Section 338 Election in respect to the acquisition of the Seller Subsidiary Shares hereunder and to prepare and file or cause to be prepared and filed all Tax Returns in connection therewith.
          (h) The Seller and the Purchaser agree that Tax Returns that would otherwise be filed for Tax periods that begin on or prior to the Closing Date and which would otherwise end after the Closing Date will reflect a short taxable year for any Vessel Owning Subsidiary ending on the

Closing Date in any federal, state, local or foreign taxing jurisdiction in which such short taxable year is allowed by administrative practice, whether or not required by law.
          (i) Each of the Purchaser and Seller shall bear all costs incurred in preparing and filing the Tax Returns that such party is responsible to prepare and file under this Agreement.
          (j) To the extent that the Reserved Tax Liability shall exceed the Seller’s Portion of the Straddle Period Taxes (as determined under this Section 5.3), the Purchaser shall pay the Seller such excess no later than three days prior to the due date of the related Straddle Period Tax Return.
          (k) If, after the Closing Date, the Purchaser or any of its Subsidiaries receives any refund or utilizes the benefit of any overpayment or prepayment of Taxes which, in each case, relate to a Tax paid by Seller or any of its Subsidiaries, the Purchaser shall promptly transfer, or cause to be transferred, to Seller the entire amount of such refund or benefit net of any Tax cost or detriment suffered by the Purchaser or any of its Subsidiaries (by way of increased Taxes, decreased deductions, or otherwise) in respect of such receipt; provided, however, that the Purchaser’s obligation under this Section 5.3(k) shall be limited to the amount of the Tax paid by Seller or any of its Subsidiaries net of any such Tax cost or detriment.
          (l) The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser or any Affiliate of the Purchaser (including any Vessel Owning Subsidiary) of any communication with respect to any Tax Matter (or pending or threatened Tax Matter) relating to any Tax period beginning before the Closing Date. The Purchaser shall include with such notification a complete copy of any written communication received by the Purchaser or any affiliate of the Purchaser in respect of such Tax Matter.
          (m) The Seller shall have the sole right to represent the interests of any Vessel Owning Subsidiary, and the right to employ counsel of its choice at its expense and to make decisions with respect to negotiation, contest or settlements in any Tax Matter relating to any Pre-Closing Tax Returns for any Vessel Owning Subsidiary, provided that (i) the Seller acknowledges and agrees in writing that the indemnification provisions of this Section 5.3 apply to the Pre-Closing Taxes in dispute, (ii) the Seller shall permit the Purchaser to participate in such settlement or defense through counsel chosen by the Purchaser and at the Purchaser’s expense, (iii) Seller shall keep the Purchaser advised as to the current status and progress of such settlement or defense, and (iv) the Seller shall not, without the prior written consent of the Purchaser (which shall not be unreasonably withheld or delayed), settle or compromise any such Tax Matter if any such settlement or compromise could affect any tax period other than a Pre-Closing Tax Period.
          (n) The Purchaser and Seller shall jointly represent the interests of any Vessel Owning Subsidiary, and shall jointly employ mutually agreed counsel (with expenses divided in the proportions that the Seller’s Portion and the Purchaser’s Portion are of the relevant Straddle Period Tax) and shall jointly make decisions with respect to negotiation, contest or settlements in any Tax Matter related to any Straddle Period Tax Return.

          (o) Beginning on the Closing Date, each of the Seller and the Purchaser, on behalf of itself and each Affiliate, respectively, agrees to use good faith efforts to provide the other party hereto with such cooperation or information as such other party hereto reasonably shall request in connection with the determination of any payment or any calculations in respect of Taxes described in this Agreement and the preparation or filing of any Pre-Closing Tax Return or Straddle Period Tax Return. Such cooperation and information shall include preparing and submitting to the Seller (in a time frame consistent with past practice), at Purchaser’s expense (other than Out-of-Pocket Expenses, which shall be paid by the Seller) all information within the control or possession of Purchaser, any Vessel Owning Subsidiary or any Affiliate of any of them that the Seller shall reasonably request, in such form as the Seller shall reasonably request, to enable the Seller to prepare any Tax Returns required to be filed by the Seller pursuant to this Section 5.3 or to respond to any communication with respect to any Tax Matter (or pending or threatened Tax Matter) relating to any Tax period beginning before the Closing Date.
          (p) Any request for information or documents pursuant to this Section 5.3 shall be made by the requesting party in writing. The other party hereto shall use good faith efforts to promptly provide the requested information. Except as otherwise provided in this Agreement, the requesting party shall reimburse the other party for any Out-of-Pocket Expenses incurred by such party in connection with providing any information or documentation pursuant to this clause (p). Upon reasonable notice, each of the Seller and the Purchaser (at its own expense other than Out-of-Pocket Expenses, which will be paid by the party making the request) shall make its, or shall cause its Affiliates, as applicable, to make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this provision shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or in conducting any Tax Matter.
          (q) For at least three years following the Closing Date, each party hereto will retain such records, documents, accounting data and other information (including computer data) in its possession in the ordinary course of business reasonably necessary for (i) the preparation and filing of all Pre-Closing Tax Returns and Straddle Period Tax Returns required to be filed by, on behalf of, or with respect to another party hereto, and (ii) any Tax Matters relating to such Pre-Closing Tax Returns, Straddle Period Tax Returns, or to any Pre-Closing Taxes payable by, on behalf of, or with respect to, another party hereto.
          (r) The Seller will not be liable in respect of any Loss with respect to Taxes for any indirect or consequential losses, any loss of profit, loss of turnover, loss of contract or any loss of goodwill. The amount of any Losses with respect to Taxes incurred by the Purchaser shall be reduced by the amount of any Tax benefit or refund to the Purchaser arising from the recognition of Losses.
          (s) In the event that the Seller pays in full an amount payable to the Purchaser in respect of any Losses with respect to Taxes and any of the Purchaser or a Vessel Owning Subsidiary subsequently recovers from a third party (including an insurer) an amount relating to the matter which gave rise to such Losses, the Purchaser must notify the Seller and (i) if the amount paid by the Seller to the Purchaser is less than the amount recovered from such third party (after deduction of costs and expenses incurred in obtaining that recovery and less any Tax related to that recovery), the

Purchaser must pay to the Seller an amount equal to the amount that the Seller paid to the Purchaser or (ii) if the amount paid by the Seller to the Purchaser is more than the amount recovered from such third party (after deduction of costs and expenses incurred in obtaining that recovery and less any Tax related to that recovery), the Purchaser must pay to the Seller an amount equal to the amount recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery and less any Tax related to that recovery).
               The Seller will not be liable in respect of any Losses with respect to Taxes to the extent that any of the Purchaser or a Vessel Owning Subsidiary has recovered by way of unconditional and final payment from another third party an amount relating to the matter which gave rise to such Losses (but only to the extent of the amount recovered). The Purchaser shall use reasonable efforts to obtain any such recovery.
          (t) Nothing in this Section 5.3 shall affect any legal duty of the Purchaser and the Vessel Owning Subsidiaries to mitigate any Losses. The Seller shall not be liable under this Section 5.3 in respect of any Losses to the extent that the Purchaser or any Vessel Owning Subsidiary is able to reduce the amount of such Losses through the utilization of any Tax relief, credit or allowance.
          (u) To the extent that the Seller is required to indemnify the Purchaser for any Losses pursuant to Section 5.3, the Seller shall have the right to enforce the indemnification obligations of, or claim contractual damages against, any third party to the extent that an indemnity or contractual claim for damages may be available to a Vessel Owning Subsidiary with respect to such Tax Matter and the Seller shall be entitled to the benefit of any award or judgment in respect of any such indemnity or damages claim up to the amount that it has indemnified the Purchaser in respect of the Tax Matter under which such indemnity was sought. The Purchaser shall procure that the relevant Vessel Owning Subsidiary shall comply with and hold itself bound by this Section 5.3 in all respects as if it were a party to this Agreement and notwithstanding that the Vessel Owning Subsidiary may not itself have received any consideration from the Seller.
          (v) All Hong Kong or foreign or other stamp duties that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Purchaser, to the extent they relate to the Vessel Owning Subsidiaries, and by the Seller, to the extent they relate to the issuance of the Securities. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party shall use its reasonable best efforts to provide such Tax Returns to the other Party at least 10 Business Days prior to the date such Tax Returns are due to be filed. The Parties shall cooperate in the timely completion and filing of all such Tax Returns.
          (w) Section 887 Taxes. Seller shall provide to Purchaser supporting documentation relating to the preparation of the Tax Returns with respect to Section 887 Taxes contemplated by Section 6.2(u) and Seller shall consult with Purchaser as to the amount of Section 887 Taxes to be paid in connection with the filing of such Tax Returns (which shall be at least $2,000,000 for the period ended March 31, 2010 and reasonably increased for the period from

March 31, 2010 through the Closing Date). From and after the Closing, Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing from and against any and all Section 887 Taxes and all Losses arising from Section 887 Taxes owed, in each case, with respect to periods prior to Closing.
     5.4 Six Month Interim Financial Statements. By August 30, 2010, Seller shall deliver to Purchaser the Interim Financial Statements contemplated by Section 3.2(g)(ii).
     5.5 Hull and Machinery Insurance Claims. Purchaser unconditionally and irrevocably undertakes and agrees that Univan Ship Management Limited shall continue to be appointed by the relevant Vessel Owning Subsidiaries and have full discretion to manage, pursue, settle or otherwise deal with the insurance claims in respect of engine bedplate replacements for the vessels “Shinyo Kannika” and “Shinyo Ocean”, and to receive and pay over to the Seller all insurance proceeds received in respect of such claims. At the sole cost and expense of Seller, Purchaser shall co-operate and assist, and shall procure that the relevant Vessel Owning Subsidiaries co-operate and assist, Univan Ship Management Limited in pursuing such claims and will not, and will not permit the relevant Vessel Owning Subsidiaries, to settle or agree any matter in relation to such insurance claims likely to affect the amount thereof, the recovery thereunder or the timing of receipt thereof.
     5.6 Financial Statements. By July 30, 2010, Seller shall deliver to Purchaser the Audited Financial Statements contemplated by Section 3.2(g)(ii).
ARTICLE VI
CONDITIONS
     6.1 Conditions Precedent to the Obligations of Seller. The obligation of Seller to transfer at Closing the Seller Subsidiary Shares to be transferred at Closing is subject to the satisfaction or waiver by Seller, at or before Closing, of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects only as of such date), and Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof; provided however, that for purposes of determining satisfaction with this condition, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Purchaser Material Adverse Effect and, provided, further, that a breach of the representations or a failure of a condition set forth in Sections 3.1(f), 3.1(g), 3.1(k) (other than with respect to Section 3.1(k)(i)(B), the last sentence of Section 3.1(k)(i) with respect to Actions that may challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and, to the extent that it relates to such matters, Section 3.1(k)(ii)), 3.1(l), 3.1(m), 3.1(n), 6.1(j), and 6.1(m) shall not entitle Seller to terminate this Agreement if Purchaser exercises its option to pay cash in lieu of Securities in accordance with Section 2.1 and the last paragraph of this Section 6.1;

          (b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing, and Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;
          (c) Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.1(c) and all other consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and to the consummation of the transactions contemplated hereby as are required under any Contract to which Purchaser or Seller or any Vessel Owning Subsidiary is or are a party or by which any of their respective assets and properties are bound (including the Existing Loan Agreements and the Shipbuilding Contract) and the discharges and releases required to transfer capital stock in the Vessel Owning Subsidiaries free and clear of Encumbrances and those referred to in Section 6.2(g) (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Seller, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect;
          (d) Existing Loan Documents. The Existing Lenders, the Vessel Owning Subsidiaries being transferred at such Closing and, where appropriate, the Purchaser shall have executed documentation amending the applicable Existing Loan Documents to which such Vessel Owning Subsidiaries are a party, approving this Agreement (the forms of which will be acceptable to Purchaser in its sole discretion);
          (e) Guarantees. The Purchaser shall have executed and delivered agreements and other instruments such that the Purchaser shall have guaranteed the performance of the obligations of each Vessel Owning Subsidiary (other than the Newbuild Owner) under its respective Existing Loan Document and the Shipbuilding Contract satisfactory to the other parties thereunder;
          (f) Release of Guarantees. Seller’s guarantees under the Existing Loan Documents shall have been unconditionally released with no further liability thereunder as of the Closing and Seller shall have been fully released from all obligations under the Existing Performance Guarantee;
          (g) Government Approvals. All Authorizations, consents, orders and approvals of all Governmental Entities and officials listed on Schedule 6.1(g) shall have been received or deemed received and made and shall be in full force and effect;
          (h) Escrow Agreements. The Purchaser shall have executed and delivered the Post-Closing Escrow Agreement and the Charter Escrow Agreement;
          (i) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Entity against either the Purchaser or Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate the transactions to be consummated on Closing; provided, however, that the provisions of this Section 6.1(i) shall not apply if Seller has directly or indirectly solicited or encouraged such Action;
          (j) Lockup Agreements. The Seller shall have received lockup letters from the record owners of all shares of Purchaser beneficially owned by Navios Maritime Holdings, Inc. and Angeliki Frangou, in each case, substantially in the form attached hereto as Exhibit B, provided, that a failure to satisfy the condition set forth in this Section 6.1(j) shall not entitle Seller to terminate this Agreement if Purchaser exercises its option to pay cash in lieu of Securities in accordance with Section 2.1 and the last paragraph of this Section 6.1 and, provided, further, that the purchase of the Seller Subsidiary Shares at Closing would not violate applicable Laws (including Laws relating to insolvency);
          (k) Releases. Each of the Vessel Owning Subsidiaries shall have delivered releases to the Seller and its Affiliates in the form attached hereto as Exhibit C;
          (l) Opinion of Counsel. Seller shall have received a written opinion from counsel to the Purchaser, addressed to Seller, dated as of the Closing Date, in the form attached hereto as Exhibit D.
          (m) No Material Adverse Effect. Since the date hereof, no event or events shall have occurred with respect to the Purchaser, which, individually or in the aggregate, has had or could reasonably be expected to have a Purchaser Material Adverse Effect, provided, that a failure to satisfy the condition set forth in this Section 6.1(m) shall not entitle Seller to terminate this Agreement if Purchaser exercises its option to pay cash in lieu of Securities in accordance with Section 2.1 and the last paragraph of this Section 6.1 and, provided, further, that the purchase of the Seller Subsidiary Shares at Closing would not violate applicable Laws (including Laws relating to insolvency); and
          (n) Deliverables. The Seller shall have received the deliverables contemplated by Section 2.2(a) hereof.
If prior to Closing, Purchaser is in breach of a representation or a failure of a condition set forth in Sections 3.1(f), 3.1(g), 3.1(k) (other than with respect to Section 3.1(k)(i)(B), the last sentence of Section 3.1(k)(i) with respect to Actions that may challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and, to the extent that it relates to such matters, Section 3.1(k)(ii)), 3.1(l), 3.1(m), 3.1(n), 6.1(j), and 6.1(m), Purchaser shall promptly (and in any event within two Business Days thereof) give written notice to Seller thereof in accordance with Section 4.5, such notice to also include a statement as to whether or not Purchaser is exercising its option set forth in Section 2.1 to pay an amount equal to the value of the Securities in cash in lieu of delivering the Securities at the Closing. Such notice shall constitute irrevocable and final notice to Seller as to the election or decision not to elect such option, and Purchaser shall thereafter have no right to change or amend any such election.
     6.2 Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to acquire at Closing the Seller Subsidiary Shares is subject to the satisfaction or waiver by the Purchaser, at or before Closing, of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects only as of such date), and the Purchaser shall have received a certificate from Seller to such effect signed by a duly authorized officer thereof; provided, however, that for purposes of determining satisfaction with this condition, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Seller Material Adverse Effect and provided further that any applicable representation or warranty set forth in Section 3.2(bb) that is not true and accurate in any material respect as of the Closing solely as a result of actions taken by the Seller or any Vessel Owning Subsidiary that were permitted or not prohibited by Section 4.1 hereof shall be deemed to be true and accurate in all material respects;
          (b) Performance. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by Seller at or prior to Closing, and the Purchaser shall have received a certificate from Seller to such effect signed by a duly authorized officer thereof;
          (c) Consents. The consents (or in lieu thereof waivers) listed in Schedule 6.2(c) and all other consents (or in lieu thereof waivers) to the performance by Purchaser and Seller of their obligations under this Agreement and to the consummation of the transactions contemplated hereby as are required under any Contract to which Purchaser, Seller, or any applicable Vessel Owning Subsidiary is or are a party or by which any of their respective assets and properties are bound (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Purchaser, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iv) shall be in full force and effect;
          (d) Insurance Documentation. Seller shall have delivered documentation to the Purchaser dated within two Business Days of the Closing evidencing that all insurance policies of the Vessel Owning Subsidiaries being transferred at Closing are in full force and effect and Seller shall have obtained additional coverage and shall have provided Purchaser with reasonable evidence that such additional insurance has been obtained and in full force and effect to cover the insurance shortfall identified on Schedule 3.2(n)(iii) hereto;
          (e) Classification Documentation. Seller shall have delivered confirmations issued by the Classification Society of each Built Vessel dated not earlier than three Business Days before the Closing evidencing that such Vessel is materially in class with such Classification Society free of recommendations affecting class;
          (f) Transcript of Registry. Seller shall have delivered Transcripts of Registry for each Built Vessel dated within two Business Days of the Closing evidencing such Built Vessel registered in the ownership of the relevant Vessel Owning Subsidiary free from Encumbrances save for registered Encumbrances;

          (g) Existing Loan Documents. The applicable Existing Lenders, the Vessel Owning Subsidiaries (other than the Newbuild Owner) and, where appropriate, the Purchaser shall have executed documentation amending the applicable Existing Loan Documents to which such Vessel Owning Subsidiaries are a party, approving this Agreement (the forms of which will be acceptable to Purchaser in its sole discretion). The Seller shall deliver to the Purchaser such discharges and releases, acceptable to Purchaser in its sole discretion, of the Newbuild Owner from any and all obligations of the Newbuild Owner under the applicable Existing Loan Documents;
          (h) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Entity against either the Purchaser or Seller, seeking to restrain or materially and adversely alter the transactions contemplated hereby which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 6.2(h) shall not apply if the Purchaser has directly or indirectly solicited or encouraged such Action;
          (i) No Material Adverse Effect. Since the date hereof, no event or events shall have occurred with respect to any of Vessel Owning Subsidiaries, which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;
          (j) Escrow Agreements. Seller shall have executed and delivered the Post-Closing Escrow Agreement and the Charter Escrow Agreement;
          (k) Resignations and Bank Accounts. Seller shall have delivered the resignations of the directors and officers of the Vessel Owning Subsidiaries as set forth in Section 5.1 hereof or identified to Seller seven days prior to the Closing and the signatories to the bank accounts of such Vessel Owning Subsidiaries shall have been changed to Persons nominated by the Purchaser by written notice to Seller at least seven days prior to Closing);
          (l) Releases. Seller, the Manager, Fred Cheng, Kannika Thasak and Richard Hext, and each of the directors and officers of the Vessel Owning Subsidiaries being transferred at Closing shall have delivered releases, in the form attached hereto as Exhibit E;
          (m) Opinion of Counsel. Purchaser shall have received a written opinions from, counsel to the Seller, addressed to Purchaser, dated as of the Closing Date, in the forms attached hereto as Exhibits F-1, F-2 and F-3;
          (n) Deliverables. The Purchaser shall have received the deliverables contemplated by Section 2.2(b) hereof;
          (o) Release of Guarantee. Seller’s guaranty under the Existing Loan Documents relating to Shinyo Saowalak Limited shall have been unconditionally released;
          (p) Swap Contracts. All Swap Contracts to which any Vessel Owning Subsidiaries are a party shall have been terminated at or prior to Closing and Seller shall provide Purchaser with evidence of such termination as reasonably requested by Purchaser;

          (q) Shareholder Loans. All Indebtedness and liabilities owed to or from the Seller and its Affiliates (other than the Indebtedness and liabilities owed by one or more of the Vessel Owning Subsidiaries being transferred at Closing to other Vessel Owning Subsidiaries being transferred at Closing) to or from any Vessel Owning Subsidiary being transferred at Closing shall have been satisfied, discharged or extinguished;
          (r) Consent of Builder. Seller shall have obtained the consent of the Builder for the transfer of the Shares of Newbuild Owner from the Seller to the Purchaser and to the replacement of the Existing Performance Guarantee by the New Performance Guarantee;
          (s) Special Surveys. A special survey shall have been completed to the satisfaction of the Classification Society of each of the Shinyo Navigator and C-Dream, and Seller shall have complied with its obligations, to be satisfied prior to Closing, under Section 4.1(d)(ii), including Seller having procured Manager to pay the Pre-Closing Survey Costs;
          (t) Financial Statements. Seller shall have delivered to Purchaser the financial statements identified in Section 5.6; and
          (u) Section 887 Tax Returns. Seller shall have filed with the U.S. Internal Revenue Service the Tax Returns with respect to Section 887 Taxes and shall have paid the amount shown as due on said Tax Returns.
ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as set forth in clauses (a) to (d) below:
          (a) by mutual written consent of Seller and Purchaser;
          (b) by Seller or the Purchaser if:
               (i) the Closing does not occur on or before September 15, 2010; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have materially contributed to the failure of such Closing to occur on or before such date and, provided further, that if the Closing, has not occurred as of September 15, 2010, either Party, by written notice to the other, shall be entitled to extend the Closing Date to September 22, 2010; or
               (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action is final and non-appealable.
          (c) by Seller if Seller is not in material breach of its obligations under this Agreement, and if:

               (i) any condition to the obligations of Seller hereunder becomes incapable of fulfillment (including the occurrence of an event or condition that has resulted in or that may reasonably be expected to result in a Purchaser Material Adverse Effect) other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller; or
               (ii) there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or the schedules, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied.
          (d) by the Purchaser if Purchaser is not in material breach of its obligations under this Agreement, and if:
               (i) any condition to the obligations of the Purchaser hereunder becomes incapable of fulfillment (including the occurrence of an event or condition that has resulted in or that may reasonably be expected to result in a Seller Material Adverse Effect) other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by the Purchaser; or
               (ii) there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the schedules, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied.
The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) shall give written notice of such termination to the other party hereto. If this Agreement terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.
     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately terminate and be of no further force or effect, and there shall be no liability or obligation on the part of Seller or the Purchaser, except as set forth in this Section 7.2 or Section 7.3; provided, that the provisions of Section 4.3 (Confidential Information), Section 7.3 (Remedies), Article X (Miscellaneous) and Article XI (Definitions) of this Agreement, as applicable, shall remain in full force and effect and survive any termination of this Agreement.
     7.3 Remedies. Following termination of this Agreement, no Party shall have the right to recover damages or other Losses sustained by such Party as a result of any breach by the other Party of this Agreement (other than under Section 4.3).
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival of Representations, Warranties and Covenants. Subject to the provisions of this Article VIII, each of the representations and warranties contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf Seller and Purchaser pursuant to this Agreement shall survive until the first anniversary of the Closing Date; provided, however, that (a) the representations contained in Sections 3.1(a), 3.1(c), 3.1(h), 3.1(i), 3.2(a), 3.2(b), 3.2(f), 3.2(x)(iii) and 3.2(aa) shall survive indefinitely, (b) the representations contained in Sections 3.2(v) shall terminate on the Closing Date, and (c) the representation in Section 3.2(w) shall survive until the third anniversary of the Closing Date. The covenants and agreements set forth in this Agreement shall survive until the first anniversary of the Closing, provided that (i) the covenants and agreements set forth in Section 2.3 and Sections 4.3, 4.6 and 4.8 shall survive until the second anniversary of the Closing, (ii) the covenants and agreements set forth in Section 5.3 shall survive until the third anniversary of the Closing, (iii) the covenants and agreements set forth in Sections 2.2 (with respect to payment of the purchase price), 4.1(d), 4.1(e), 5.2 and 5.3(w) shall survive indefinitely and (iv) the covenants and agreements set forth in Article IX shall survive until such time as there are no Registrable Securities. For convenience of reference, the date upon which any representation or warranty or covenant or agreement shall terminate is referred to herein as the “Survival Date.” Other than any claim or Action made pursuant to Article IX, which shall be governed solely by the provisions of Article IX, no claim or Action arising out of the breach or failure to perform any representation or warranty or any covenant or agreement may be made following the Survival Date with respect thereto except as and to the extent set forth in Section 8.3(b) with respect to a valid Notice of Claim.
     8.2 Indemnification.
          (a) From and after the Closing, Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing from and against any and all Losses incurred or accrued by any such Person which arise out of or result from or as a consequence of any of the following:
               (i) the breach of any representation or warranty of Seller as of the Closing Date contained in this Agreement or any schedule or certificate delivered by Seller pursuant to this Agreement; and
               (ii) the breach of or non-compliance with any agreement or covenant of Seller contained in this Agreement.
          (b) From and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing from and against any and all Losses incurred or accrued by any such Person which arise out of or result from or as a consequence of any of the following:
               (i) the breach of any representation or warranty of Purchaser as of the Closing Date contained in this Agreement or any schedule or certificate delivered by Purchaser pursuant to this Agreement; and

               (ii) the breach of or non-compliance with any agreement or covenant of Purchaser contained in this Agreement.
     8.3 Indemnification Process.
          (a) The Party making a claim or Action for indemnification under this Agreement shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the Party against whom such claim or Action is asserted under this Agreement shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.”
          (b) Any Indemnified Party seeking indemnification under this Article VIII shall give the Indemnifying Party notice of any matter which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and setting forth in reasonable detail the factual basis of such claim or Action (a notice complying with all of the foregoing requirements, a “Notice of Claim”) as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not affect the rights of Indemnified Party to obtain indemnification hereunder except (i) to the extent the Indemnifying Party is materially prejudiced thereby; or (ii) such Notice of Claim is not given prior to the applicable Survival Date. Notwithstanding the foregoing or any other provision of this Agreement, no claim or Action shall be brought under this Agreement (other than under Article IX), unless the Indemnified Party has, prior to the applicable Survival Date, given the Indemnifying Party a Notice of Claim with respect to such claim or Action, in which case such claim or Action (to the extent so disclosed in such Notice of Claim) shall survive until such claim or Action has been finally resolved.
          (c) Claims or Actions for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
               (i) The Indemnifying Party shall have the right to assume control of and defend the Indemnified Party against such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with any such Third Party Claim (in which case the Indemnifying Party shall not be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to assume control of and elect to defend such Third Party Claim and appoint counsel to represent the Indemnified Parties in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, but the Indemnified Party shall bear the fees, costs and expenses of such separate counsel. In the event that the Indemnifying Party does not elect to assume the control of and defend such Third Party Claim within 45 days of the date of receipt by the Indemnifying Party of the Notice of Claim, the Indemnified Parties together shall have the right to employ their own counsel to have control of and defend such Third Party Claim and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel provided however that nothing in this Section 8.3(c)(i) shall require the Indemnifying Party to be responsible for the fees and expenses of more than one counsel for the Indemnified Parties at any time in connection with the defense against a Third Party Claim for all Indemnified Parties. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Third Party Claim which the Indemnifying Party defends, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person.
               (ii) No Third Party Claim may be settled or compromised (1) by the Indemnified Party without the prior written consent of the Indemnifying Party, or (2) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim or Action by the Indemnified Party for indemnification is successful), and includes no admission of fault on the part of any Indemnified Party. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying, each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VIII with respect to such Third Party Claim.
     8.4 Bedplates. The Parties acknowledge and agree that the cracks in the bedplates of the Vessels Shinyo Kannika and Shinyo Ocean as disclosed on Schedule 3.2(x) of the Seller’s Disclosure Schedule have been considered and taken into account in the determination of the aggregate purchase price for the Seller Subsidiary Shares and that the Purchaser has conducted its own investigation of the condition of the Shinyo Kannika and Shinyo Ocean. Seller shall have no liability for any Losses arising subsequent to the Closing resulting from the cracks to the respective Vessel’s bedplate, regardless of whether such Losses are due to the direct costs of replacing or repairing the respective Vessels’ bedplates, due to the loss of charter hire during such period or as a result of any extended off-hire or otherwise.
     8.5 Limitations on Losses.
          (a) Notwithstanding anything to the contrary contained herein, except as provided in the provisions of Sections 2.2 (with respect to payment of the purchase price), 2.3, 5.3(w) and 8.5(b) and in the proviso at the end of this Section 8.5(a), the aggregate amount of the Seller’s liability or the Purchaser’s liability, as the case may be, pursuant to this Agreement shall not exceed an amount equal to $58,700,000; provided, however, that adjustments made pursuant to Section 2.3, Seller’s responsibility to pay the costs referred to in Sections 4.1(d) and 4.1(e), and a breach of the covenants set forth in Sections 4.7, 5.2 and 5.3(w) will not be deducted for purposes of computing whether the $58,700,000 limitation on liability has been reached.
          (b) Other than the obligations of the Parties contained in Section 2.2 (with respect to payment of the purchase price) Section 2.3 (Adjustments), under Article VII (Termination) following termination of this Agreement and Article IX (Registration of Securities), in respect of which the limitations in this Section 8.5 shall not apply, no party shall be liable under this Agreement to any other party for Losses in respect of any claim or Action unless the aggregate amount of such Losses, together with the aggregate amount of Losses with respect to all other claims and Actions under this Agreement, shall exceed $250,000 (the “Minimum Sum”), and in that event, the Party against whom such claim or Action is made shall be liable only for such Losses in excess of the Minimum Sum; provided that (i) the limitations set forth in this Section 8.5 shall not apply to any Loss based on (A) any breach of the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.1(h) and 3.1(i) and Sections 3.2(a), 3.2(b), 3.2(f), 3.2(x)(iii), 3.2(aa) or 3.2(cc), or (B) any breach of (1) Sections 4.7 and 5.2, (2) the covenant set forth in 5.3(w), (3) the covenant with respect to the payment of the costs of the special surveys as set forth in Section 4.1(d), or (4) the covenant to make the payment so required for release of the Swedish P&I Club insurance contemplated by the last sentence of Section 4.1(e), and (ii) notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party, at law, in equity or otherwise, to bring any claim, or Action otherwise available to such Indemnified Party based upon, or to seek or recover any Losses arising from or related to, fraud or bad faith.
          (c) No party shall be liable hereunder in respect of any claim or Action for any indirect or consequential losses, any loss of profit, loss of turnover, loss of contract or any loss of goodwill.
     8.6 Mitigation. In connection with any Losses which an Indemnified Party may suffer or incur for which a claim or Action may be made hereunder, the Seller or Purchaser as applicable shall, and shall cause each such Indemnified Party related to it, to act and refrain from acting, as commercially reasonably necessary to mitigate such Losses.
     8.7 Disclosed Matters. The Seller will not be liable in respect of any claim or Action under this Agreement or any Transaction Document (i) with respect to any amount which is included as a liability in, or is otherwise reflected, allowed, provided for or disclosed in the Financial Statements; (ii) with respect to any amount (up to such amount) for the claims set forth on Schedule 3.2(n)(iv); (iii) for any liability or obligation of a type taken into account by the parties in the calculation of the Assumed Debt, Working Capital or Remaining Installments, or expressly excluded from such calculation or the definitions thereof in this Agreement; or (iv) with respect to any claim, liability or matter identified as a claim or liability or matter that might give rise to a claim or liability, included as part of a closing certificate given pursuant to Section 6.1(a) or 6.2(a).
     8.8 No Duplication. Any liability under this Agreement shall be determined without duplication of recovery, and no Party nor any Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of any inaccuracy or breach of or non-compliance with any provision of this Agreement or any other Transaction Document. No liability shall attach to any Party under this Agreement to the extent the subject thereof has otherwise been made good or is compensated for.
     8.9 Exclusive Remedy. Other than under Section 2.3, which shall be the sole provision with respect to final determination of Assumed Debt, Working Capital and Remaining Installments, and Article IX, which shall be the sole provisions with respect to any liability for matters covered by Article IX, from and after the Closing, the rights and remedies of the parties expressly provided for in this Article VIII shall be the exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach or inaccuracy of any representation, warranty or breach of or noncompliance with any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever (including under statute, regulation, common law, in equity or for negligence) in respect thereof, all of which the Parties hereby waive to the fullest extent permitted by law.
     8.10 Recovery and Assignment.
          (a) If an Indemnifying Party at any time pays to the Indemnified Party an amount in respect of any claim or Action and the Indemnified Party or one of its Affiliates has recovered, or subsequently becomes entitled to recover, from some other Person (including any insurer) any sum (whether by payment, discount, credit, relief or otherwise) in respect of the subject matter of the claim or Action, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party and take all reasonable steps to enforce such right of recovery and following any such recovery shall forthwith repay to the Indemnifying Party so much of the amount paid by them to the Indemnified Party as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses incurred by the Indemnified Party or any of its Affiliates in recovering that sum from such other person. The Indemnified Party shall provide the Indemnifying Party with an accounting of such costs, charges and expenses incurred by the Indemnified Party or any of its Affiliates in recovering that sum from such other person, and keep the Indemnified Party regularly informed of the progress of such recovery.
          (b) Where having discharged a Third Party Claim an Indemnifying Party requests the assignment to it of any right of the Indemnified Party or any of its Affiliates to make recovery in whole or in part from any third party, the Indemnified Party will assign or procure the assignment to the Indemnifying Party of such right, and, if that right is not legally capable of effective assignment, subject to being indemnified to the reasonable satisfaction of the Indemnified Party or any of its Affiliates against any associated costs and expenses, pursue such Third Party Claim on behalf of the Indemnifying Party and pay over to the Indemnifying Party all amounts recovered up to the amount of the relevant claim or Action previously discharged by it.
     8.11 Taxes. In calculating the amount of Losses for which an Indemnified Party is entitled to indemnification hereunder, the amount of Losses shall (subject to Section 8.8 above so as not to permit duplication of recovery) be (i) increased to the extent an Indemnified Party will be liable for taxes on such indemnification payment which it would not have otherwise been required to pay (or pay an equivalent amount) if such Losses for which the indemnification payment is being made had not occurred; or (ii) reduced by the amount of any Tax benefit, credit, allowance or relief which the Indemnified Party will receive as a result of such indemnification payment which it would not have otherwise received (or received an equivalent benefit, credit, allowance or relief) if such Losses for which the indemnification payment is being made had not occurred.
     8.12 Escrow Fund. At the Closing, the Escrow Fund shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Post-Closing Escrow Agreement and the Charter Escrow Agreement. Purchaser’s remedies for Losses shall first arise from the Escrow Fund, but shall not be limited to the assets comprising the Escrow Fund.
     8.13 Indemnification Under Article IX. Notwithstanding the other provisions of this Article VIII, the provisions of this Article VIII shall not apply to claims and Actions related to any breach, non-compliance or indemnification under Article IX.
ARTICLE IX
REGISTRATION OF SECURITIES
     9.1 Resale Registration Statement.
          (a) The Purchaser shall prepare and file with the SEC promptly after Closing and use reasonable efforts to cause to be declared effective within 90 days after the Closing Date, a registration statement (the “Resale Registration Statement”) on an appropriate form relating to the Registrable Securities, to the extent required to permit the disposition by a Holder of the Registrable Securities.
          (b) The Purchaser shall cause the Resale Registration Statement to remain effective until no Registrable Securities remain outstanding; provided, however, that before filing such Registration Statement or any amendments or supplements thereto, the Purchaser shall furnish to counsel selected by the Holders copies of all documents proposed to be filed, which documents shall be subject to the review of such counsel, and shall in good faith consider incorporating in each such document such changes as such counsel to the Holders reasonably and in a timely manner may suggest.
          (c) On and from the filing date of the Resale Registration Statement and while any Registrable Securities remain outstanding, the Purchaser shall:
               (i) notify the Holders of the happening of any event that requires the Purchaser to make changes in the Resale Registration Statement or any prospectus contained therein in order to ensure that the Resale Registration Statement (and each prospectus contained therein) contains no untrue statement of material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading (which notice shall be accompanied by an instruction to suspend the use of such prospectus until the requisite changes have been made);
          (d) promptly prepare and file with the SEC such amendments and supplements to such Registration Statement (including post-effective amendments) and each prospectus used in connection therewith, such annual or periodic reports under the Exchange Act and all other documents, as may be necessary to keep such Registration Statement effective, to ensure such Registration Statement (and each prospectus contained therein) contains no untrue statement of material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until such time as there shall be no Registrable Securities;
          (e) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States and its territories and possessions as each Holder of such Registrable Securities shall reasonably request, to keep such registration or qualification in effect for so long as the Resale Registration Statement remains in effect or until all of the Registrable Securities are sold, whichever is shorter, and to take any other action which may be reasonably necessary or advisable to enable each Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder (provided, however, that the Seller shall not be required in connection therewith or as a condition thereto to qualify to do business as a foreign corporation, subject itself to taxation in or to file a general consent to service of process in any jurisdiction where it would not, but for the requirements of this Section 9.1(e), be obligated to do so) and do such other reasonable acts and things as may be required of it to enable such Holder to consummate the disposition in such jurisdiction of the securities covered by such Resale Registration Statement;
               (i) otherwise comply with all applicable laws, rules and regulations promulgated by the SEC; and
               (ii) cause all such Registrable Securities to be listed and remain quoted on each securities exchange or quotation system on which the Purchaser’s common stock is listed or traded.
          (f) The Purchaser shall promptly give written notice to the Holders:
               (i) when such Resale Registration Statement, the prospectus or any amendment or supplement thereto has been filed with the SEC and when such Resale Registration Statement or any post-effective amendment thereto has become effective;
               (ii) of any request by the SEC for amendments or supplements to such Resale Registration Statement or the prospectus included therein or for additional information;
               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Resale Registration Statement or the initiation of any proceedings for that purpose; and
               (iv) of the receipt by the Purchaser or its legal counsel of any notification with respect to the suspension of the qualification of its common stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.
          (g) The Purchaser shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such Resale Registration Statement at the earliest possible time;
          (h) The Purchaser shall furnish to each Holder, without charge, at least one copy of such Resale Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (including those, if any, incorporated by reference); and
          (i) The Purchaser shall use its best efforts to procure the cooperation of the Purchaser’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders.
     9.2 Blackout Periods. The Purchaser shall have the right to suspend the use of the prospectus included in any Resale Registration Statement during no more than two periods aggregating to not more than 120 days in any twelve-month period (each, a “Blackout Period”), in the event that in the good faith judgment of the Purchaser’s board of directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any significant financing, acquisition, merger, disposition of assets, corporate reorganization or other material transaction or negotiations involving the Purchaser; provided, however, that the Purchaser delays or suspends during such Blackout Period the filing or effectiveness of any registration statement required pursuant to the registration rights of other holders of any securities of the Purchaser, or any other shareholder of the Purchaser. The Purchaser shall promptly give the Holders written notice of such determination containing, to the extent permitted by law, a general statement of the reasons for such postponement and an approximation of the anticipated delay. After the expiration of any Blackout Period (including upon public disclosure of the information that was the reason for such Blackout Period) and without any further request from any Holder, the Purchaser shall promptly notify the Holders and shall prepare and file with the SEC such amendments or supplements to the Resale Registration Statement or prospectus used in connection therewith as may be necessary to cause such Resale Registration Statement (and each prospectus contained therein) to become effective and useable as promptly as practicable thereafter and to contain no untrue statement of material fact and not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall immediately notify the Holders in writing once the Resale Registration Statement (and each prospectus contained therein) has again become effective and useable.
     9.3 Expenses. Except as otherwise agreed or set forth herein, all Registration Expenses shall be paid by the Purchaser.
     9.4 Indemnification by the Purchaser. The Purchaser shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, each Holder, each affiliate of such Holder and their respective trustees, directors, and officers or general and limited partners (including any director, officer, affiliate, employee, representative, agent, and controlling Person of any of the foregoing, in each case within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), (each, an “Article IX Indemnified Party,” and collectively, the “Article IX Indemnified Parties”), against any and all Actions (whether or not an Article IX Indemnified Party is a party thereto), losses, claims, damages, or liabilities, joint or several, and expenses (including, without limitation, reasonable attorney’s fees and reasonable expenses of investigation) to which such Article IX Indemnified Party becomes subject under the Securities Act, the Exchange Act, common law, or otherwise, insofar as such Actions, losses, claims, damages, liabilities, or expenses

(or actions or proceedings in respect thereof, whether or not such Article IX Indemnified Party is a party thereto) arise out of, relate to, or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement relating to Registrable Securities, any preliminary, final, or supplemental prospectus contained therein, or any amendment or supplement thereto or any issuer free-writing prospectus relating to any sale or distribution pursuant thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and the Purchaser will reimburse such Article IX Indemnified Party for any legal or any other expenses reasonably incurred by such Article IX Indemnified Party in connection with investigating or defending against any such loss, claim, liability, action, or proceeding; provided, that the Purchaser shall not be liable to any Article IX Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof), or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Resale Registration Statement or amendment or supplement thereto or in any such preliminary, final, or supplemental prospectus or issuer free-writing prospectus in reliance upon and in conformity with written information furnished to the Purchaser through an instrument duly executed by such Holder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Seller or any of the Holders, or any of their respective affiliates, directors, officers, or controlling Persons (as so defined) and shall survive the transfer of such securities by such Holder.
     9.5 Notices of Claims, Etc. Promptly after receipt by an Article IX Indemnified Party hereunder of written notice of the commencement of any Action with respect to which a claim for indemnification may be sought pursuant to this Article IX, such Article IX Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give prompt written notice to the latter of the commencement of such Action; provided that the failure of the Article IX Indemnified Party to give prompt notice as provided herein shall not relieve the indemnifying party of its obligations under this Article IX, or otherwise. In case any such Action is brought against an Article IX Indemnified Party, unless in such Article IX Indemnified Party’s reasonable judgment a conflict of interest between such Article IX Indemnified Party and indemnifying parties may exist in respect of such Action, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Article IX Indemnified Party. In connection with any such Action the defense of which the indemnifying party chooses to participate in and assume, the Article IX Indemnified Parties shall be entitled to appoint their own counsel and the indemnifying party shall pay the fees and expenses of such counsel, provided that the indemnifying party shall not be required to pay the fees and expenses of more than one such counsel (together with local counsel) for all Article IX Indemnified Parties. If the indemnifying party fails to assume the defense of such Action within 30 days of notice thereof by an Article IX Indemnified Party to the Article IX Indemnifying Party, the Article IX Indemnified Parties shall be entitled to defend and shall control the defense of such Action, and all costs and expenses of doing so shall be subject to indemnification by the indemnifying party under Section 9.4. No indemnifying party will consent to entry of any judgment or settle any Action which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such Article IX Indemnified Party of a release from all liability in respect of such Action. No indemnifying party will consent to entry of any judgment or settle any Action which involves the imposition of equitable remedies or of any other obligations on an Article IX Indemnified Party or otherwise adversely affects an Article IX Indemnified Party, other than as a result of the imposition of financial obligations for such Article IX Indemnified Party which will be indemnified hereunder.
     9.6 Contribution.
          (a) If the indemnification provided for in this Article IX from the indemnifying party is unavailable to or insufficient to fully hold harmless an Article IX Indemnified Party hereunder in respect of any Action, losses, damages, liabilities, or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Article IX Indemnified Party, shall contribute to the amount paid or payable by such Article IX Indemnified Party as a result of such Action, losses, damages, liabilities, or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and such Article IX Indemnified Party in connection with the actions which resulted in such Action, losses, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and such Article IX Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Article IX Indemnified Parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 9.6 as a result of the Action, losses, damages, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.
          (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9.6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 9.6(a) hereof. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     9.7 Limitation of Holder Liability. Notwithstanding any other provisions of this Agreement, the Parties agree that it would not be just and equitable if a Holder is required to contribute any amount under this Article IX which exceeds the aggregate net proceeds received by such Holder in connection with any offering to which such registration under the Securities Act relates.
     9.8 Non-Exclusivity. The obligations of the Parties under this Article IX shall be in addition to any liability which any Party may otherwise have to any other Party.
     9.9 Rule 144. The Purchaser covenants that it will (a) file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Purchaser is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC; and (b) file with or furnish to the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act. Upon the request of any Holder of Registrable Securities, the Purchaser will deliver to such Holder a written statement as to whether it has complied with such requirements.
     9.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations, to prevent breaches of this Agreement by such Party and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, without bond or other security being required, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any Party.
ARTICLE X
MISCELLANEOUS
     10.1 Fees and Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all fees of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, whether or not the transactions contemplated hereby are consummated.
     10.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     10.3 Disclosure Schedules. In the disclosure schedules, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; and (b) for convenience only the section numbers correspond to the section numbers of this Agreement. The disclosure schedules shall be deemed to be a part of this Agreement and included in any reference to this Agreement.
     10.4 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent overnight mail by an internationally-recognized overnight courier or by electronic mail with return receipt requested by the sending party and returned by the intended recipient, with a copy thereof to be delivered by internationally-recognized overnight courier (as aforesaid) within 24 hours of such electronic mail, or by facsimile, with confirmation of receipt by the intended party as provided above to the address set forth below the party’s name to whom notice is to be given on the signature pages hereof, or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of internationally-recognized overnight courier, on the next business day after the date when sent, and (c) in the case of facsimile transmission or electronic mail, upon confirmed receipt by the intended party.
     10.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Purchaser and Seller or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
     10.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.
     10.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that in the Purchaser or the Seller, as applicable, may enforce the provisions of Article VIII hereof on behalf of any of its Affiliates, officers, directors, employees and agents and Holders and any Article IX Indemnified Party may enforce the provisions of Article IX. To the extent that this Agreement is filed with the SEC or any other regulatory authority, it is expressly agreed that the representations and warranties contained in this Agreement are solely for the benefit of the parties hereto and not for the benefit of any other Person.
     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State that would mandate the application of the laws of another jurisdiction.

     10.10 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof, except those disputes, controversies or claims that are subject to Section 2.3(c), (“Dispute”) shall, upon the written request (“Request”) of any Party to this Agreement, be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified by the following paragraphs 10.10(a) through 10.10(d):
          (a) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language. There shall be three arbitrators, one of whom shall be nominated by the Seller and a second who shall be nominated by the Purchaser, in accordance with the Rules. The two Party appointed arbitrators shall have 30 days from the confirmation of the nomination of the second arbitrator to agree on the nomination of a third arbitrator who shall serve as chair of the arbitral tribunal. On the request of any Party, any arbitrator not timely appointed in accordance with this Agreement or the Rules, shall be appointed by the International Court of Arbitration of the ICC.
          (b) No Party to the arbitration nor any of their agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, by a governmental or regulatory authority or as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence, except disclosure about the existence, contents or results of the proceeding in aid of arbitration or for enforcement of an arbitral award, the Party intending to make such disclosure shall give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests.
          (c) The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The arbitral tribunal shall be authorized in its discretion to award interest at a reasonable commercial rate.
          (d) The award shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, or issues presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a Party may have assets and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
     10.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

     10.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
     10.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Seller and the Purchaser will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.
     10.14 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares or a price per share shall be amended to equitably and appropriately account for such event.
ARTICLE XI
DEFINITIONS
     “Action” means any action, suit or proceeding, claim, arbitration, litigation or investigation.
     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.
     “Assumed Debt” means the aggregate outstanding principal amount and accrued interest, penalties, commitment or other fees and any other amounts owing under the Loan Agreements and any other long-term Indebtedness or long-term liabilities of the Vessel Owning Subsidiaries as of the Closing Date that have not been paid in full or extinguished as of the Closing. As of the date hereof, it is anticipated that the Assumed Debt will be approximately $410.5 million.
     “Authorization” means any franchise, license, approval, consent, permit or registration of any Governmental Entity or pursuant to any Law.
     “Builder” means Dalian Shipbuilding Industry Co. Ltd., the builder of the NewBuild Vessel.
“Builder’s Bank” means Industrial and Commercial Bank of China (Dalian Branch).

     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the Cities of Athens, New York and Hong Kong are authorized or required by law to remain closed.
     “Charter Escrow Agreement” means that certain Charter Escrow Agreement, by and among the Purchaser, Seller and the Escrow Agent in the form attached hereto as Exhibit A-2.
     “Closing” means the closing of the purchase and sale of the Seller Subsidiary Shares pursuant to the terms and conditions of this Agreement.
     “Closing Date” means the date and time of the Closing and shall, subject to the satisfaction to the conditions to Closing set forth herein, be 9:00 a.m., Piraeus time, on September 15, 2010, (or such other date and time as mutually agreed to by the Purchaser and Seller).
     “Code” means, except as the context may otherwise state expressly, the U.S. Internal Revenue Code of 1986, as amended.
     “Contract” means any agreement, contract, or legally binding commitment, written or oral.
     “Dollar” or “$” means U.S. currency.
     “Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
     “Environmental Approvals” means collectively in relation to each Vessel any permit, license, approval, certification, registration, exemption or other authorization required for such Vessel under applicable Environmental Laws and, in the singular, means any of them.
     “Environmental Claim” means:
     (a) any written claim by, or directive from, any applicable Governmental Entity alleging breach of, or non-compliance with, or liability under, any Environmental Laws or Environmental Approvals alleging violation of applicable Environmental Law arising out of an Environmental Incident; or
     (b) any written claim by any other person alleging violation of applicable Environmental Law arising out of an Environmental Incident and, in each such case, “claim” shall include without limitation a claim for damages, clean-up costs, compliance, remedial action or otherwise.
     “Environmental Incident” means:

     (a) any release, discharge, disposal or emission of Hazardous Material by or from a Vessel in violation of applicable Environmental Law;
     (b) any incident in which Hazardous Material is released, discharged, disposed of, or emitted by or from a ship (other than a Vessel) resulting from a collision between a Vessel and such other ship or some other incident of navigation or operation involving such other ship and a Vessel, in either case, where that Vessel, the owner of that Vessel and/or any operator or manager of it is or are actually or alleged through formal proceedings to be at fault or otherwise liable (in whole or in part); or
     (c) any incident in which Hazardous Material is released, discharged, disposed of, or emitted by or from a Vessel and where that Vessel is actually or potentially liable to be arrested or attached as a result and/or where the owner of that Vessel and/or any operator or a manager of that Vessel is actually or alleged to be at fault or otherwise liable (in whole or in part).
     “Environmental Laws” means any federal, state, regional, foreign or binding international law, statute, and any final and enforceable treaty, regulation, policy, guidance, order, injunction, judgment or directive of any Governmental Entity governing the protection of natural resources, the environment and public and employee health and shall include, without limitation, the International Convention for the Prevention of Pollution from Ships, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented, in each case, as in effect on the date hereof.
     “Equity Securities” means (a) shares of capital stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of capital stock.
     “Escrow Agent” means a third party reasonably acceptable to the Parties.
     “Estimated Tax Returns” means any Tax Returns filed or to be filed in connection with estimated Tax payments which estimated Tax payments are to be made on or before the Closing Date.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Lenders” means, together, the banks and financial institutions listed as lenders in the Existing Loan Documents.
     “Existing Loan Documents” means the Loan Agreements and the security documents executed thereunder.
     “Existing Loan Guarantees” means the guarantees by the Seller of the performance of the obligations of the Vessel Owning Subsidiaries under the Existing Loans Documents.

     “Existing Performance Guarantee” means the performance guarantee in respect of the Shipbuilding Contract, pursuant to which, the Seller guaranteed the payment by the relevant Vessel Owning Subsidiary of the contract price of the NewBuild Vessel under the Shipbuilding Contract.
     “FINRA” means the Financial Industry Regulatory Authority or any successor entity thereof.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of federal, state, local, or municipal government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
     “Hazardous Materials” means emissions, discharges, or releases of hazardous or toxic chemicals, pollutants, contaminants, substances or wastes, petroleum, petroleum-based or petroleum-derived products; polychlorinated biphenyls or radioactive material.
     “Holder” means the Seller and any Affiliate of the Seller who acquires Registrable Securities from time to time.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations as lessee under capitalized leases, (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) any borrowing under drawn and outstanding bankers acceptance, letters of credit or similar facilities, and (f) any guaranty of any of the foregoing of another Person.
     “Installment” means any installment of the contract price payable by Newbuild Owner to the Builder under the Shipbuilding Contract and, in the plural, means all of such installments.
     “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other proprietary information; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship; (iv) source code, object code, data and operating files, user manuals, flow charts, algorithms, compilers, development tools, maintenance records and other documentation related to computer programs; (v) internet web-sites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), including, without limitation, all letters patent, patent applications, provisional patents, design patents, PCT filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

     “Knowledge” of the Purchaser, or Seller, as applicable, or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Purchaser, or Seller, as applicable. For purposes of the foregoing, the following Persons are directors and executive officers of:
(a)	the Purchaser: Angeliki Frangou; and

(b)	the Seller: Fred Cheng, Richard Hext and Raja Ram Kogta.
     “Laws” in respect of any Person means any applicable national, international, federal, state, local or foreign statute, law, ordinance, regulation, rule, treaty, convention, executive order, injunction, decree or other order of any Governmental Entity to which that Person is subject.
     “Loan Agreements” means the loan agreements listed in Schedule 3.2(q).
     “Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including reasonable attorneys’ fees) and costs and expenses reasonably incurred in attempting to mitigate such loss in accordance with Section 8.6.
     “Management Agreement” means in respect of each Built Vessel a management agreement made between the relevant Vessel Owning Subsidiary and the Manager.
     “Manager” means collectively, Belindtha Marine Limited and Univan Ship Management Limited.
     “Maritime Guidelines” means any United States, international or non-United States (including Hong Kong, the Marshall Islands, the British Virgin Islands and Greece) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any Governmental Entity, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.
     “New Performance Guarantee” means the performance guarantee in respect of the Shipbuilding Contract to be executed by the Purchaser in favor of the Builder on the Closing Date in replacement of the Existing Performance Guarantee, pursuant to which the Purchaser shall guarantee the payment by the Newbuild Owner of the Installments of the contract price of the NewBuild Vessel under the Shipbuilding Contract.
     “Newbuild Owner” means Shinyo Kieran Limited.
     “Newbuild Vessel” has the meaning as set forth in Section 3.2(x)(i).
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision.

     “Out-of-Pocket Expenses” shall include, but not be limited to, reasonable attorney’s fees, accountant fees and other related professional fees and disbursements.
     “Party” means a party to this Agreement and “Parties” means all the parties to this Agreement.
     “Permitted Encumbrances” means any:
(a)	Encumbrance created by the Existing Loan Documents;

(b)	liens for unpaid crew’s wages which are not overdue;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than one month’s prepaid hire under any charterparty in relation to a Vessel;

(e)	liens for master’s disbursements incurred in the ordinary course of business;

(f)	other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel where the Vessel Owning Subsidiary is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in the financial records of the Vessel Owning Subsidiary;

(g)	an Encumbrance (other than an Encumbrance created under the Existing Loan Documents) created in favor of a plaintiff or defendant in any Action as security for costs and expenses where the Vessel Owning Subsidiary is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made in the financial records of the Vessel Owning Subsidiary;

(h)	an Encumbrance arising by operation of law in respect of Taxes which are not overdue for payment or Taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made in the financial records of the Vessel Owning Subsidiary; and

(i)	restrictions on transfer under applicable securities Laws.
     “Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.
     “Post-Closing Escrow Agreement” means that certain Post-Closing Escrow Agreement, by and among the Purchaser, Seller and the Escrow Agent in the form attached hereto as Exhibit A-1.

     “Pre-Closing Taxes” means all Taxes (other than those arising as a result of a Section 338 Election or as a result of a transaction undertaken by the Purchaser) incurred by, imposed on or asserted against any Vessel Owning Subsidiary for a Pre-Closing Tax Period.
     “Pre-Closing Tax Period” means any tax period of a Vessel Owning Subsidiary ended or ending on or before the Closing Date.
     “Pre-Closing Tax Returns” means any and all Tax Returns of a Vessel Owning Subsidiary for each Pre-Closing Tax Period.
     “Prepaid Taxes” means all payments of Taxes made in respect of the Tax liability of any Vessel Owning Subsidiary (whether by reason of an estimated Tax payment or otherwise) on or prior to the Closing Date, including any refunds or credits attributable to a Pre-Closing Tax Period, applied to a Straddle Period.
     “Purchaser Material Adverse Effect” means any circumstance, change in, or effect on the Purchaser or its Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on the Purchaser or its Subsidiaries: (a) is, or could be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Purchaser or its Subsidiaries, taken as a whole, or (b) could materially adversely affect the ability of the Purchaser to operate or conduct its business or the business of its Subsidiaries in the manner in which they are currently operated or conducted provided that none of the following shall be considered in determining whether a “Purchaser Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) after the date of this Agreement, any change in Law or accounting standards applicable the Purchaser or its Subsidiaries; (ii) any change in domestic or global or regional economic conditions generally, including any change in interest rates charges by international “money center” commercial banks in respect of funds borrowed by creditworthy corporate entities and businesses (which credit worthy corporate entities and businesses are not the subject, beneficiary or recipient of any government “bailout” program or other similar government investment or capital support or other subsidy arrangement, agreement, plan or understanding) or any change in currency exchange rates; (iii) any change in business or financial conditions in the shipping industry generally; (iv) any change resulting from or arising out of hurricanes, earthquakes, floods, wildfires, tsunamis or other natural disasters; (v) the effects of actions that are expressly required by (but not to be inferred from or implied under) this Agreement; and (vi) an act of terrorism, civil insurrection or other similar domestic or international calamity, or the commencement of or escalation of any armed conflict involving military forces.
     “Refund Guarantee” means the refund guarantee issued by the Builder’s Bank pursuant to the Shipbuilding Contract, a copy of which has been made available to the Purchaser.
     “Registrable Securities” means all and any Securities held from time to time by a Holder, (including any securities issuable or issued or distributed in respect of any such Securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, amalgamation, consolidation or otherwise). For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when (i) a Resale Registration

Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Resale Registration Statement, (ii) the entire amount of the Registrable Securities proposed to be sold by a Holder in a single sale, in the opinion of counsel satisfactory to the Seller and such Holder, each in their reasonable judgment, may be distributed to the public in the United States pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three-month period, (iii) any such Registrable Securities have been sold in a sale made pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act, or (iv) such Registrable Securities cease to be outstanding.
     “Registration Expenses” means all expenses in connection with or incident to the registration of Registrable Securities hereunder, including (a) all SEC and any FINRA registration and filing fees and expenses, (b) all fees and expenses in connection with the registration or qualification of Registrable Securities for offering and sale under the securities or “blue sky” laws of any state or other jurisdiction of the United States of America, (c) all expenses relating to the preparation, printing, distribution and reproduction of any Resale Registration Statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing Registrable Securities in a form for delivery for purchase pursuant to such registration or qualification in connection with the offering, sale or delivery of Registrable Securities, (d) fees and expenses of any transfer agent and registrar with respect to the delivery of any Registrable Securities, (e) fees, disbursements and expenses of counsel of the Purchaser and independent certified public accountants of the Purchaser incurred in connection with the registration, qualification and offering of the Registrable Securities, (f) fees, expenses and disbursements of counsel and any other persons retained by the Purchaser, including special experts retained by the Purchaser in connection with such registration, (g) Securities Act liability insurance, if the Purchaser desires such insurance, (h) transfer agents’ and registrars’ fees and expenses, (i) the fees and expenses incurred by the Purchaser and its advisers in connection with the quotation or listing of Registrable Securities on any securities exchange or automated securities quotation system, provided however that “Registration Expenses” shall not include brokerage commissions attributable to the sale of any of the Registrable Securities for a Holder’s account, and transfer taxes or stamp duties attributable to the transfer of Registrable Securities offered for a Holder’s account.
     “Remaining Installments” means any Installments that have not been paid as of the Closing Date, minus any and all credits and other amounts owed by the Builder to Newbuild Owner as of the Closing Date under or in connection with the Shipbuilding Contract, net of any debits and other amounts owed by the Newbuild Owner to the Builder as of the Closing Date.
     “Reserved Tax Liability” means that part of Seller’s Portion of any Straddle Period Taxes of a Vessel Owning Subsidiary which is taken into account as a liability in the Final Closing Statement.
     “Rule 144,” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

     “SEC” means the U.S. Securities and Exchange Commission.
     “Section 887 Tax” means a Tax imposed on or payable by a Vessel Owning Subsidiary pursuant to Section 887 of the Code.
     “Section 338 Election” means an election pursuant to Section 338(g) of the Code.
     “Seller Material Adverse Effect” means any circumstance, change in, or effect on the Vessels or Vessel Owning Subsidiaries that, individually or in the aggregate with any other circumstances, changes in, or effects on the Vessels or Vessel Owning Subsidiaries: (a) is materially adverse to the business, operations, assets or liabilities, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Vessel Owning Subsidiaries, taken as a whole, or (b) could materially adversely affect the ability of Vessel Owning Subsidiaries to operate or conduct their respective business or the Vessels in the manner in which they are currently operated or conducted provided that none of the following shall be considered in determining whether a “Seller Material Adverse Effect” has occurred or would be reasonably likely to occur: (i) after the date of this Agreement, any change in Law or accounting standards applicable the Vessel Owning Subsidiaries; (ii) any change in domestic or global or regional economic conditions generally, including any change in interest rates charges by international “money center” commercial banks in respect of funds borrowed by creditworthy corporate entities and businesses (which credit worthy corporate entities and businesses are not the subject, beneficiary or recipient of any government “bailout” program or other similar government investment or capital support or other subsidy arrangement, agreement, plan or understanding) or any change in currency exchange rates; (iii) any change in business or financial conditions in the tanker industry generally; (iv) any change resulting from or arising out of hurricanes, earthquakes, floods, wildfires, tsunamis or other natural disasters; (v) the effects of actions that are (A) expressly required by (but not to be inferred from or implied under) this Agreement, (B) taken by the Seller or any of the Vessel Owning Subsidiaries with the prior written consent of the Purchaser or (C) from which the Seller or any of the Vessel Owning Subsidiaries refrain at the written request of the Purchaser; and (vi) an act of terrorism, civil insurrection or other similar domestic or international calamity, or the commencement of or escalation of any armed conflict involving military forces not affecting any Vessel. For the avoidance of doubt, notwithstanding the foregoing, cancellation of a Time Charter, the Shipbuilding Contract, the Refund Guarantee, any uninsured event of piracy or any actual or constructive total loss of a Vessel shall be considered a Seller Material Adverse Effect.
     “Seller’s Portion” has the meaning specified in Section 5.3(f).
     “Shipbuilding Contract” means the Contract for the building of the NewBuild Vessel, as described on Schedule 3.2(q).
     “Straddle Period” means any tax period of a Vessel Owning Subsidiary that begins on or before the Closing Date and ends after the Closing Date.
     “Straddle Period Tax Return” means any Tax Return of a Vessel Owning Subsidiary that relates to a Straddle Period.

     “Straddle Period Taxes” means all Taxes (other than those arising as a result of a Section 338 Election or as a result of a transaction undertaken by the Purchaser)) incurred by, imposed on, or asserted against any Vessel Owning Subsidiary for a Straddle Period.
     “Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
     “Tax” or “Taxes” means any and all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other similar charges imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
     “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
     “Tax Matter” means any inquiry, claim, assessment, audit, proceeding or similar event with respect to Taxes.
     “Tax Returns” means any return, declaration, report, claim for refund or credit, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Time Charters” means the time charter for each Vessel set forth in Schedule 3.2(y).
     “Trading Market” means any of the New York Stock Exchange, the NYSE Alternext US, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
     “Transaction Documents” means this Agreement, the Post-Closing Escrow Agreement, the Charter Escrow Agreement and the schedules and exhibits attached hereto.
     “Updated List of Credit/Debit Items” means together the updated list of extra cost items and/or credit items and/or alterations to the specifications having no cost effect to be prepared in respect of the NewBuild Vessel and confirmed by the Builder as correct.
     “Vessels” means collectively the Built Vessels and the NewBuild Vessel and, in the singular, means any of them.

     “Working Capital” means all Working Capital Assets of the Vessel Owning Subsidiaries as of the Closing Date minus all Working Capital Liabilities of the Vessel Owning Subsidiaries as of the Closing Date.
     “Working Capital Assets” means the (i) aggregate current assets of the combined Vessel Owning Subsidiaries, determined under GAAP, excluding any receivables and other amounts due from Affiliates (including Vessel Owning Subsidiaries) plus (ii) all restricted cash of the combined Vessel Owning Subsidiaries, that is not classified as a current asset under GAAP as of the Closing Date, provided however, that Working Capital Assets shall exclude all amounts included in the definition of Remaining Installments or Assumed Debt. For the avoidance of doubt the Parties agree that an amount equal to the profit share under any Time Charters to be received by any Vessel Owning Subsidiary after the Closing Date that relates to the period on or prior to the Closing Date should be classified as a current asset under GAAP as of the Closing Date.
     “Working Capital Liabilities” means the aggregate current liabilities of the combined Vessel Owning Subsidiaries, determined under GAAP (which, for the avoidance of doubt, shall include, whether accrued or not, the Unpaid Survey Costs and provided however, that Working Capital Liabilities shall exclude all amounts included in the definition of Remaining Installments or Assumed Debt).
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     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAVIOS MARITIME ACQUISITION CORPORATION
By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman and Chief Executive Officer

Address for Notice:
85 Akti Miaouli Street
Piraeus 185 38, Greece
Facsimile No.: 30 (210) 453-1984
Telephone No.: 30 (210) 459-5000
Attn: Villy Papaefthymiou
With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017 Facsimile: (212) 983-3115 Telephone: (212) 692-6768 Attn: Kenneth R. Koch, Esq.

VANSHIP HOLDINGS LIMITED
By:	/s/ Fred Cheng
	Name:	Fred Cheng
	Title:	President & Director

Address for Notice:
Vanship Holdings Limited
Suite 801, 8th Floor, Asian House
1 Hennessy Road, Wanchai, Hong Kong
Facsimile: 852.2861.0742
Telephone: 852.2527.0058
Attn: Mr. Richard Hext
With a copy to:	Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong Facsimile: 852.3740.4727 Telephone: 852.3740.4700 Attn: Jonathan B. Stone